Exhibit 2.1

execution version

AGREEMENT AND PLAN OF MERGER

by and among

ESQUIRE FINANCIAL HOLDINGS, INC.,

SIGNATURE BANCORPORATION, INC.

and

ESQUIRE MERGER SUB, INC.

_____________________

Dated as of March 11, 2026

TABLE OF CONTENTS

Article I

THE MERGER

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	3
1.4	Effects of the Merger	3
1.5	Conversion of Signature Common Stock	3
1.6	Dissenters’ Rights	4
1.7	Treatment of Signature Equity Awards	5
1.8	Esquire Common Stock.	5
1.9	Merger Sub Common Stock.	6
1.10	Articles of Incorporation of Interim Surviving Corporation	6
1.11	Bylaws of Interim Surviving Corporation	6
1.12	Directors and Officers of Interim Surviving Corporation	6
1.13	Second Step Merger	6
1.14	Bank Merger	7
1.15	Tax Consequences	8

Article II

EXCHANGE OF SHARES

2.1	Esquire to Make Merger Consideration Available	8
2.2	Exchange of Shares	9

Article III

REPRESENTATIONS AND WARRANTIES OF SIGNATURE

3.1	Corporate Organization	11
3.2	Capitalization	13
3.3	Authority; No Violation	14
3.4	Consents and Approvals	15
3.5	Reports	16
3.6	Financial Statements	16
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	18
3.9	Legal Proceedings	18
3.10	Taxes and Tax Returns	18
3.11	Employees and Employee Benefit Plans	20
3.12	Compliance with Applicable Law	24
3.13	Certain Contracts	25

-i-

3.14	Agreements with Regulatory Agencies	26
3.15	Risk Management Instruments	27
3.16	Environmental Matters	27
3.17	Investment Securities and Commodities	27
3.18	Real Property	28
3.19	Intellectual Property; Company Systems	29
3.20	Related Party Transactions	30
3.21	State Takeover Laws	31
3.22	Reorganization	31
3.23	Opinion	31
3.24	Signature Information	31
3.25	Loan Portfolio	31
3.26	Insurance	33
3.27	Subordinated Indebtedness	33
3.28	No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.	33
3.29	No Other Representations or Warranties.	33

Article IV

REPRESENTATIONS AND WARRANTIES OF ESQUIRE AND MERGER SUB

4.1	Corporate Organization	34
4.2	Capitalization	35
4.3	Authority; No Violation	36
4.4	Consents and Approvals	38
4.5	Reports; Certain Contracts	38
4.6	Financial Statements	40
4.7	Broker’s Fees	41
4.8	Absence of Certain Changes or Events	41
4.9	Legal Proceedings	42
4.10	Taxes and Tax Returns	42
4.11	Employees and Employee Benefit Plans	42
4.12	Compliance with Applicable Law	43
4.13	Agreements with Regulatory Agencies	44
4.14	Risk Management Instruments	44
4.15	Environmental Matters	44
4.16	Investment Securities and Commodities	44
4.17	Real Property	45
4.18	Intellectual Property; Company Systems	45
4.19	State Takeover Laws	46
4.20	Reorganization	47
4.21	Opinion	47
4.22	Esquire Information	47
4.23	Loan Portfolio	47
4.24	Insurance	48
4.25	No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.	48
4.26	No Other Representations or Warranties.	48

-ii-

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	49
5.2	Signature Forbearances	49
5.3	Esquire Forbearances	53

Article VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	54
6.2	Access to Information; Confidentiality	55
6.3	Non-Control	56
6.4	Stockholder Approval and Shareholder Approvals	56
6.5	Legal Conditions to Merger	58
6.6	Stock Exchange Listing	58
6.7	Employee Matters	58
6.8	Indemnification; Directors’ and Officers’ Insurance	61
6.9	Additional Agreements	62
6.10	Advice of Changes	62
6.11	Litigation	63
6.12	Acquisition Proposals	64
6.13	Public Announcements	65
6.14	Change of Method	65
6.15	Takeover Statutes	66
6.16	Treatment of Signature Debt	66
6.17	Operating Functions	66
6.18	Exemption from Liability under Section 16(b)	66
6.19	Conduct of Merger Sub	66

Article VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Mergers	67
7.2	Conditions to Obligations of Esquire and Merger Sub	67
7.3	Conditions to Obligations of Signature	68

Article VIII

TERMINATION AND AMENDMENT

8.1	Termination	69
8.2	Effect of Termination	72

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Article IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	73
9.2	Amendment	73
9.3	Extension; Waiver	73
9.4	Expenses	74
9.5	Notices	74
9.6	Interpretation	75
9.7	Counterparts	76
9.8	Entire Agreement	76
9.9	Governing Law; Jurisdiction	76
9.10	Waiver of Jury Trial	76
9.11	Assignment; Third-Party Beneficiaries	77
9.12	Specific Performance	77
9.13	Severability	77
9.14	Confidential Supervisory Information	78
9.15	Delivery by Electronic Transmission	78

Exhibit A – Bank Merger Agreement

Exhibit B – Form of Signature Voting Agreement

Exhibit C – Form of Signature Lock-Up Agreement

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INDEX OF DEFINED TERMS

Page

Acquisition Proposal	66
affiliate	77
Aggregate Schedule A Loan Balance	3
Agreement	1
Appraisal Demand	5
Average Closing Price	73
Bank Merger	1
Bank Merger Agreement	1
Bank Merger Certificates	8
Bank Merger Effective Time	8
BHC Act	11
BOLI	34
Borrower	32
business day	77
Chosen Courts	78
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	58
Continuation Period	60
Continuing Employees	60
Determination Date	73
DIF	12
Dissenting Shares	4
DOL	21
Effective Time	3
Enforceability Exceptions	15
Environmental Laws	28
ERISA	21
Esquire	1
Esquire 401(k) Plan	62
Esquire Bank	1
Esquire Benefit Plans	43
Esquire Board Recommendation	58
Esquire Common Stock	3
Esquire Contract	40
Esquire Disclosure Schedule	35
Esquire Equity Awards	36
Esquire ERISA Affiliate	44
Esquire Financial PTO Policy	62
Esquire Leased Real Property	47
Esquire Meeting	58
Esquire Owned Properties	47

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Esquire Real Estate Leases	47
Esquire Regulatory Agreement	46
Esquire Reports	40
Esquire Restricted Stock Awards	36
Esquire Share Issuance	16
Esquire Stock Options	36
Esquire Stock Plans	36
Esquire Subsidiary	36
Esquire Systems	48
Exchange Act	32
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	3
FDIC	12
Federal Reserve Board	15
Final Index Price	73
First Step Articles of Merger	3
First Step Illinois Articles of Merger	3
GAAP	12
Governmental Entity	16
IBCA	2
Illinois Department	15
Illinois Secretary	3
Index Price	73
Index Ratio	73
Intellectual Property	30
Interim Surviving Corporation	1
IRS	21
Joint Proxy Statement	16
knowledge	77
Laws	24
Liens	14
Litigation	65
Loan Participation	33
Loans	32
Maryland SDAT	3
Material Adverse Effect	12
Materially Burdensome Regulatory Condition	57
Merger	1
Merger Consideration	3
Merger Sub Charter	36
Merger Sub Common Stock	6
Mergers	1
MGCL	2
Multiemployer Plan	22
Multiple Employer Plan	22

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NASDAQ	10
New Board Members	7
New Certificates	8
New Plans	61
Next Annual Meeting	7
OCC	15
Old Certificate	4
PBGC	21
Permitted Encumbrances	29
person	77
Personal Data	31
Piper Sandler	42
Premium Cap	64
PTO	62
Purchaser Ratio	72
Raymond James	18
Recommendation Change	59
Regulatory Agencies	16
Representatives	65
Requisite Esquire Vote	38
Requisite Regulatory Approvals	56
Requisite Signature Vote	14
Restrictive Covenant	24
S-4	16
Schedule A Loans	3
SEC	15
Second Effective Time	6
Second Step Articles of Merger	6
Second Step Illinois Articles of Merger	6
Second Step Maryland Articles of Merger	6
Second Step Merger	1
Security Breach	31
Signature	1
Signature 401(k) Plan	62
Signature Articles	6
Signature Bank	1
Signature Benefit Plans	21
Signature Board Recommendation	59
Signature Bylaws	6
Signature Common Stock	3
Signature Contract	27
Signature Disclosure Schedule	11
Signature Equity Plan	5
Signature ERISA Affiliate	21
Signature Indemnified Parties	63
Signature Leased Real Property	29

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Signature Lock-Up Agreements	2
Signature Meeting	58
Signature Owned Properties	29
Signature PTO Policies	62
Signature Qualified Plans	21
Signature Real Estate Leases	29
Signature Regulatory Agreement	27
Signature Stock Option	5
Signature Subsidiary	12
Signature Systems	30
Signature Voting Agreements	2
SRO	16
Starting Date	73
Starting Price	73
Subsidiary	12
Superior Proposal	66
Surviving Bank	8
Surviving Entity	1
Takeover Statutes	32
Tax	20
Tax Return	20
Taxes	20
Termination Date	72
Termination Fee	74
Total Borrower Commitment	32

-viii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 11, 2026 (this “Agreement”), by and among Esquire Financial Holdings, Inc., a Maryland corporation (“Esquire”), Signature Bancorporation, Inc., an Illinois corporation (“Signature”), and Esquire Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Esquire (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Esquire, Merger Sub and Signature have determined that it is in the best interests of their respective companies and their stockholders and shareholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Signature (the “Merger”), so that Signature is the surviving corporation (hereinafter sometimes referred to in such capacity, the “Interim Surviving Corporation”) in the Merger, and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Interim Surviving Corporation will, subject to the terms and conditions set forth herein, merge with and into Esquire (the “Second Step Merger”, and together with the Merger, the “Mergers”), so that Esquire is the surviving corporation in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Esquire, Merger Sub and Signature have approved this Agreement and the transactions contemplated hereby and, in the case of Esquire, have resolved to submit the Esquire Share Issuance to its stockholders for approval and to recommend that its stockholders approve the Esquire Share Issuance and, in the case of Signature, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement;

WHEREAS, immediately following the consummation of the Mergers, Signature Bank, an Illinois-chartered non-member bank and a wholly owned direct Subsidiary of Signature (“Signature Bank”), will merge (the “Bank Merger”) with and into Esquire Bank, National Association, a national banking association and a wholly owned Subsidiary of Esquire (“Esquire Bank”), so that Esquire Bank is the surviving entity in the Bank Merger and is a wholly owned direct Subsidiary of Esquire, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Esquire Bank and Signature Bank, and attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Esquire to enter into this Agreement, all of the directors and executive officers of Signature have entered into separate Voting Agreements with Esquire, substantially in the form attached hereto as Exhibit B (collectively, the “Signature Voting Agreements”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for Esquire to enter into this Agreement, certain shareholders of Signature have entered into separate Lock-Up Agreements with Esquire, substantially in the form attached hereto as Exhibit C (collectively, the “Signature Lock-Up Agreements”) in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1            The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law, as amended (the “MGCL”) and the Illinois Business Corporation Act, as amended (the “IBCA”), at the Effective Time, Merger Sub shall merge with and into Signature. Signature shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Illinois. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents at 10:00 a.m., New York City time, on the first business day of the month following the month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), provided that if such date is less than five (5) business days following the date that the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), then the Closing Date shall be within five (5) business days following the date that the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); or (b) at such other date, time or place as Esquire and Signature may mutually agree in writing after all of such conditions have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Provided further, that the Closing Date may be extended for up to thirty (30) days following the receipt of all Requisite Regulatory Approvals and the expiration of any statutory waiting period in respect thereof, but in no event later than September 1, 2026, at the written request of Signature.

1.3            Effective Time. The Merger shall become effective as set forth in the articles of merger (the “First Step Illinois Articles of Merger”) to be filed with the Secretary of State of the State of Illinois (the “Illinois Secretary”) and the articles of merger (the “First Step Maryland Articles of Merger,” and together with the First Step Illinois Articles of Merger, the “First Step Articles of Merger) to be filed with the Maryland State Department of Assessments and Taxation (the “Maryland SDAT”), in each case on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the First Step Articles of Merger.

1.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL, IBCA and this Agreement.

1.5            Conversion of Signature Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Esquire, Signature, Merger Sub or the holder of any securities thereof:

(a)            Subject to Section 2.2(e), each share of the common stock, $1.00 par value, of Signature (the “Signature Common Stock”) issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares and shares of Signature Common Stock owned by Signature as treasury shares or owned by Esquire, or Signature or Merger Sub (in each case other than shares of Signature Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Signature, Esquire or Merger Sub in respect of debts previously contracted), shall be converted into the right to receive 2.63 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, $0.01 par value, of Esquire (the “Esquire Common Stock”), subject to adjustment as follows:

(i)            The Exchange Ratio shall be adjusted based on sales of the loans listed in Signature Disclosure Schedule 1.5(a) (the “Schedule A Loans”) prior to the Closing Date. If any Schedule A Loans are sold prior to the Closing Date, then the Exchange Ratio shall be adjusted based on the aggregate loan sales proceeds (sometimes herein referred to the “recovery” of the Aggregate Schedule A Loan Balance) relative to the aggregate outstanding principal amount of such loans as of the date hereof (the “Aggregate Schedule A Loan Balance”), with a maximum Exchange Ratio of 2.80, based on the sale of all Schedule A Loans and on a one hundred percent recovery of the Aggregate Schedule A Loan Balance, and a minimum Exchange Ratio of 2.50. Esquire Disclosure Schedule 1.5(a) illustrates the application of this Exchange Ratio adjustment mechanism based on aggregate proceeds of sale of the Schedule A Loans. Any sale of a Schedule A Loan must qualify as an arms-length, non-recourse true sale under GAAP with no seller financing and no retention of seller ownership interest in order to constitute a sale hereunder. For purposes of this Agreement, references to the “Exchange Ratio” shall mean the Exchange Ratio as may be adjusted per this Section 1.5(a).

(b)            All of the shares of Signature Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Signature Common Stock) previously representing any such shares of Signature Common Stock shall thereafter represent only the right to receive (i) a New Certificate (as defined below) representing the number of whole shares of Esquire Common Stock which such shares of Signature Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Signature Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section  2.2(e), without any interest thereon. If, prior to the Effective Time, the outstanding shares of Esquire Common Stock or Signature Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Esquire and the holders of Signature Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Signature or Esquire to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Signature Common Stock owned by Signature as treasury shares or owned by Signature, Esquire or Merger Sub (in each case other than shares of Signature Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Signature, Esquire or Merger Sub in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Esquire Common Stock or other consideration shall be delivered in exchange therefor.

1.6            Dissenters’ Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 1.6, any shares of Signature Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder who (i) has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Illinois law and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the consideration to be paid pursuant to Section 1.5 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Illinois law. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Entity.

(b)            Notwithstanding the provisions of Section 1.6(a), if any holder of Signature Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with Illinois law effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the consideration to be paid pursuant to Section 1.5 hereto with respect to such shares pursuant to and in accordance with this Agreement.

(c)            Signature shall give Esquire reasonably prompt written notice of the receipt of any written notice of any demand for appraisal for any Signature Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to Illinois law and received by Signature that relate to any such demand for appraisal (each, an “Appraisal Demand”), and Esquire shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place prior to the Effective Time. Signature shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand prior to the Effective Time without the prior written approval of Esquire.

1.7            Treatment of Signature Equity Awards. At the Effective Time, each option granted by Signature to purchase shares of Signature Common Stock under the Signature Stock Incentive Plan (the “Signature Equity Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Signature Stock Option”) shall vest and shall automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Signature Common Stock and shall be converted automatically into an option to purchase a number of shares of Esquire Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Signature Common Stock subject to such Signature Stock Option and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Signature Common Stock of such Signature Stock Option divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Esquire Common Stock purchasable pursuant to the Signature Stock Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Signature Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Esquire Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each such stock option shall continue to be governed by the same terms and conditions (including exercisability terms) as were applicable to such Signature Stock Option immediately prior to the Effective Time.

1.8            Esquire Common Stock. At and after the Effective Time, each share of Esquire Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Esquire Common Stock and shall not be affected by the Merger.

1.9            Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Esquire, Signature, Merger Sub or any holder of securities thereof, each share of the common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Interim Surviving Corporation and shall constitute the only outstanding capital stock of the Interim Surviving Corporation.

1.10          Articles of Incorporation of Interim Surviving Corporation. At the Effective Time, the Articles of Incorporation of Signature (the “Signature Articles”), as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Interim Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

1.11          Bylaws of Interim Surviving Corporation. At the Effective Time, the Bylaws of Signature (the “Signature Bylaws”) shall be the bylaws of the Interim Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.12          Directors and Officers of Interim Surviving Corporation. The officers and directors of Merger Sub as of immediately prior to the Effective Time shall be the officers and directors, respectively, of the Interim Surviving Corporation, such individuals to serve in such respective capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal from office.

1.13          Second Step Merger.

(a)            The Second Step Merger. Immediately following the Effective Time and as part of a single, integrated transaction, in accordance with the MGCL and the IBCA, Esquire shall cause the Interim Surviving Corporation to be merged with and into Esquire, and shall continue its corporate existence under the laws of the State of Maryland. Upon consummation of the Second Step Merger, the separate corporate existence of the Interim Surviving Corporation shall terminate. In furtherance of the foregoing, Esquire shall cause to be filed with (i) the Maryland SDAT, in accordance with the MGCL, the articles of merger with respect to the Second Step Merger (the “Second Step Maryland Articles of Merger”) and (ii) the Illinois Secretary, in accordance with the IBCA, the articles of merger with respect to the Second Step Merger (the “Second Step Illinois Articles of Merger” and, together with the Second Step Maryland Articles of Merger, the “Second Step Articles of Merger”). The Second Step Merger shall become effective at such time specified in the Second Step Articles of Merger in accordance with the relevant provisions of the MGCL and the IBCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Effective Time”).

(b)            Interim Surviving Corporation Common Stock. At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Esquire, the Interim Surviving Corporation or any holder of securities thereof, each share of common stock of the Interim Surviving Corporation shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)            Esquire Stock. At and after the Second Effective Time, each share of Esquire Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Esquire Common Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, Esquire Common Stock, including the shares issued to former holders of Signature Common Stock, shall be the common stock of the Surviving Entity.

(d)            Articles of Incorporation of Surviving Entity. At the Second Effective Time, the articles of incorporation of Esquire, as in effect immediately prior to the Second Effective Time, shall be the articles of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

(e)            Bylaws of Surviving Entity. At the Second Effective Time, the bylaws of Esquire, as in effect immediately prior to the Second Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

(f)             Officers and Directors of Surviving Entity. At the Second Effective Time, the officers and directors of Esquire immediately prior to the Second Effective Time shall be the officers and directors, respectively, of the Surviving Entity, provided that, prior to the Second Effective Time, the Esquire Board of Directors shall take such actions as to cause the number of directors constituting the board of directors of the Surviving Entity immediately after the Second Effective Time to be increased by two (2) directors, with the vacancies to be filled by Michael O'Rourke and Leonard Caronia (or, in the event either of such individuals is unavailable, such other person(s) from the Signature board of directors as mutually agreed to by Signature and Esquire), (together, the “New Board Members”), and each New Board Member shall serve until the next annual meeting of stockholders (the “Next Annual Meeting”). At the Next Annual Meeting, and subject to its applicable fiduciary duties, the Esquire Board of Directors shall use reasonable best efforts to nominate (and recommend to Esquire’s stockholders) the New Board Members to serve a three (3) year term; provided that if it is not reasonably practicable to nominate one or both New Board Members to a three year term as a result of Esquire reasonably seeking to have the number of directors in each class be as equal in number as is reasonably possible, then Esquire shall nominate such New Board Member(s) to a two year or one year term, provided that, subject to its applicable fiduciary duties, at subsequent annual meetings of stockholders of Esquire, the Esquire Board shall nominate and recommend to Esquire’s stockholders the re-election of such new Board Member(s) as necessary so that each New Board Member serves no less than three years on the Esquire Board of Directors (subject to election by the Esquire stockholders) following such New Board Member’s initial appointment to the Esquire Board of Directors.

1.14          Bank Merger.

(a)            Immediately following the consummation of the Second Step Merger, Esquire Bank and Signature Bank will consummate the Bank Merger pursuant to which Signature Bank will merge with and into Esquire Bank pursuant to the Bank Merger Agreement. Esquire Bank shall be the surviving bank in the Bank Merger (herein sometimes referred to as the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Signature Bank shall cease. The Bank Merger shall become effective immediately after the Second Step Merger or at such later time as Esquire may determine. Prior to the Second Effective Time, Signature shall cause Signature Bank, and Esquire shall cause Esquire Bank, to execute such certificates of merger and such other documents and certificates as are necessary, required or desirable to make the Bank Merger effective (the “Bank Merger Certificates”) at the time specified in the foregoing sentence.

(b)            At the effective time of the Bank Merger (the “Bank Merger Effective Time”), the directors of the Surviving Bank immediately prior to the Bank Merger Effective Time shall continue to be the directors of the Surviving Bank, provided that, prior to the Bank Merger Effective Time, the Esquire Bank Board of Directors shall take such actions as to cause the number of directors constituting the board of directors of the Surviving Bank immediately following the Bank Merger Effective Time to be increased by two (2) directors, with such new director vacancies to be filled by the New Board Members. The Esquire Bank Board of Directors shall appoint each of the New Board Member for a term to expire at the next annual meeting of the shareholders of Esquire Bank and, subject to its fiduciary duties, at subsequent annual shareholder meetings the Esquire Bank Board of Directors shall nominate and recommend to Esquire Bank’s sole shareholder, Esquire, and Esquire shall vote to approve, each of the New Board Members for election to the Esquire Bank Board of Director, such that each New Board Member shall serve no less than three years on the Board of Directors of Esquire Bank following such New Board Member’s initial appointment to the Esquire Bank Board of Directors.

1.15          Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Article II

EXCHANGE OF SHARES

2.1            Esquire to Make Merger Consideration Available. At or prior to the Effective Time, Esquire shall deposit, or shall cause to be deposited, with an exchange agent designated by Esquire and acceptable to Signature (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Esquire’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of Esquire Common Stock to be issued to holders of Signature Common Stock pursuant to Article I and (b) cash in lieu of any fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).

2.2            Exchange of Shares.

(a)            As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Esquire and Signature shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Signature Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Esquire Common Stock and any cash in lieu of fractional shares which the shares of Signature Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Esquire Common Stock to which such holder of Signature Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate (other than Old Certificates with respect to Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Esquire Common Stock which the shares of Signature Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)            No dividends or other distributions declared with respect to Esquire Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Esquire Common Stock which the shares of Signature Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)            If any New Certificate representing shares of Esquire Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Esquire Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)            After the Effective Time, there shall be no transfers on the stock transfer books of Signature of the shares of Signature Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares (other than Old Certificates with respect to Dissenting Shares) are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Esquire Common Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article II.

(e)            Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Esquire Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Esquire Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Esquire. In lieu of the issuance of any such fractional share, Esquire shall pay to each former holder of Signature Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Esquire Common Stock on the NASDAQ Capital Market (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Signature Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Esquire Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)            Any portion of the Exchange Fund that remains unclaimed by the holders of Signature Common Stock for twelve (12) months after the Effective Time shall be paid to Esquire. Any former holders of Signature Common Stock who have not theretofore complied with this Article II shall thereafter look only to Esquire for payment of the shares of Esquire Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Esquire Common Stock deliverable in respect of each former share of Signature Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Esquire, Signature, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Signature Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)            Esquire shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Esquire Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Signature Common Stock or Signature Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Esquire or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Signature Common Stock or Signature Stock Options in respect of which the deduction and withholding was made by Esquire or the Exchange Agent, as the case may be.

(h)            In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Esquire or the Exchange Agent, the posting by such person of a bond in such amount as Esquire or the Exchange Agent may determine is reasonably necessary, customary or appropriate as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Esquire Common Stock and any cash in lieu of fractional shares, and dividends of distributions, deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF SIGNATURE

Except as disclosed in the disclosure schedule delivered by Signature to Esquire concurrently herewith (the “Signature Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Signature Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Signature that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, Signature hereby represents and warrants to Esquire as follows:

3.1            Corporate Organization.

(a)            Signature is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Signature has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Signature is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Signature. As used in this Agreement, “Material Adverse Effect” means, with respect to Esquire, Signature or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers, vendors or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred) or (G) the expenses incurred by Signature or Esquire in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate, or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in Section 2(d) of the BHC Act. True and complete copies of the Signature Articles and the Signature Bylaws, as in effect as of the date of this Agreement, have previously been made available by Signature to Esquire.

(b)            Signature Bank is an Illinois state chartered non-member bank, duly organized, validly existing and in good standing under the laws of the State of Illinois. The deposits of Signature Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (the “DIF”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.

(c)            Each Subsidiary of Signature (a “Signature Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Signature, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Signature to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Other than Signature Bank and those Subsidiaries set forth in Section 3.1(c) of the Signature Disclosure Schedule, there are no Signature Subsidiaries. True and complete copies of the organizational documents of each Signature Subsidiary as in effect as of the date of this Agreement have previously been made available by Signature to Esquire. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Signature other than the Signature Subsidiaries.

3.2            Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Signature consists of (i) 2,500,000 shares of Signature Common Stock and (ii) 100,000 shares of preferred stock, par value $1.00 per share. As of the date hereof, there are (i) 1,290,275 shares of Signature Common Stock issued and outstanding, (ii) 65,497 shares of Signature Common Stock held in treasury, (iii) 85,193 shares of Signature Common Stock reserved for issuance upon the exercise of the outstanding Signature Stock Options, and (iv) no other shares of capital stock or other equity securities of Signature issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Signature Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Signature may vote. Except as set forth on Section 3.2(a) of the Signature Disclosure Schedule, no trust preferred or subordinated debt securities of Signature are issued or outstanding. Other than Signature Stock Options issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Signature, or contracts, commitments, understandings or arrangements by which Signature may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Signature, or that otherwise obligate Signature to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Except as set forth and described on Section 3.2(a) of the Signature Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Signature is a party or is bound with respect to the voting or transfer of Signature Common Stock or other equity interests of Signature, other than the Signature Support Agreements (Section 3.2(a) of the Signature Disclosure Schedule sets forth the number, date and price of shares of Signature Common Stock purchased by Signature from any Signature shareholder during the past two years pursuant to any shareholder agreement or otherwise (other than in connection with shares of equity compensation withheld to pay applicable taxes)). Section 3.2(a) of Signature Disclosure Schedule sets forth a true, correct and complete list of all Signature Stock Options issued and outstanding under the Signature Equity Plan specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such Signature Stock Option, (C) grant date of each such Signature Stock Option, (D) vesting schedule for each such Signature Stock Option, (E) exercise price for each such Signature Stock Option, and (F) expiration date for each such Signature Stock Option. Other than the Signature Stock Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Signature or any of its Subsidiaries) are outstanding. The Signature Equity Plan is the only plan pursuant to which equity awards may be or have been issued or granted to employees, officers or directors of Signature or its affiliates. No equity awards other than Signature Stock Options have been granted or issued under the Signature Equity Plan.

(b)            Signature owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Signature Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Signature Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3            Authority; No Violation.

(a)            Signature has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers and the Bank Merger) have been duly and validly approved by the Board of Directors of Signature. The Board of Directors of Signature has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair and in the best interests of Signature and its shareholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers), (iii) has directed that this Agreement and the transactions contemplated hereby be submitted to Signature’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that the shareholders of Signature approve this Agreement and the transactions contemplated hereby, and (v) has approved resolutions to the foregoing effect. Except for (i) the approval of this Agreement by the affirmative vote of the holders of at least sixty-six and two thirds percent (66.67%) of all of the votes entitled to be cast at the Signature Meeting by the holders of shares entitled to vote thereon (the “Requisite Signature Vote”), and (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Signature Bank, and the approval of the Bank Merger Agreement by Signature as the sole shareholder of Signature Bank, no other corporate proceedings on the part of Signature are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Signature and (assuming due authorization, execution and delivery by Esquire and Merger Sub) constitutes a valid and binding obligation of Signature, enforceable against Signature in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)            Neither the execution and delivery of this Agreement by Signature nor the consummation by Signature of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Signature with any of the terms or provisions hereof, will (i) violate any provision of the Signature Articles or the Signature Bylaws, or the Charter and Bylaws of Signature Bank, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Signature or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of the Signature Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Signature or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Signature or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Signature.

(c)            The Board of Directors of Signature Bank has approved the Bank Merger Agreement. Signature, as the sole shareholder of Signature Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Signature Bank and (assuming due authorization, execution and delivery by Esquire Bank) constitutes a valid and binding obligation of Signature Bank, enforceable against Signature Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

3.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices with the NASDAQ and the approval of the listing of such Esquire Common Stock on the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC)”and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Illinois Department of Financial and Professional Regulation (the “Illinois Department”) and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Signature’s shareholders and Esquire’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Esquire in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (g) the filing of the First Step Maryland Articles of Merger with the Maryland SDAT pursuant to the MGCL, the First Step Illinois Articles of Merger with the Illinois Secretary pursuant to the IBCA, the Second Step Maryland Articles of Merger with the Maryland SDAT pursuant to the MGCL and the Second Step Illinois Articles of Merger with the Illinois Secretary pursuant to the IBCA, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Esquire Common Stock pursuant to this Agreement (the “Esquire Share Issuance”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (an “SRO”) (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Signature of this Agreement, (ii) the consummation by Signature of the Mergers and the other transactions contemplated hereby, (iii) the execution and delivery by Signature Bank of the Bank Merger Agreement, or (iv) the consummation by Signature Bank of the Bank Merger. As of the date hereof, Signature is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5            Reports. Signature and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) any state regulatory authority, (ii) the Federal Reserve Board, (iii) the Illinois Department, (iv) the FDIC, (v) any foreign regulatory authority, and (vi) any SRO ((i) – (vi), along with the OCC, are collectively referred to as the “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Signature. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Signature. Subject to Section 9.14 and except as set forth on Section 3.5 of the Signature Disclosure Schedule (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Signature and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Signature, investigation into the business or operations of Signature or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Signature or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Signature or any of its Subsidiaries since January 1, 2022, in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Signature.

3.6            Financial Statements.

(a)            The audited consolidated balance sheet as of December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025 and the related audited consolidated statements of income and cash flows for the fiscal years ended December 31, 2022, December 31, 2023, December 31, 2024 and December 31, 2025 of Signature and its Subsidiaries have been made available to Esquire and (i) have been prepared from, and are in accordance with, the books and records of Signature and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Signature and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Signature and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2022, no independent public accounting firm of Signature has resigned (or informed Signature that it intends to resign) or been dismissed as independent public accountants of Signature as a result of, or in connection with, any disagreements with Signature on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Signature Bank included in the consolidated reports of condition and income (call reports) of Signature Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Signature, neither Signature nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Signature for the fiscal year ended December 31, 2022, December 31, 2023, December 31, 2024 or December 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of Signature and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Signature or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Signature. Signature (i) has implemented and maintains disclosure controls and procedures sufficient to (A) provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP, and (B) ensure that material information relating to Signature, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Signature by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Signature’s independent registered public accounting firm and the audit committee of Signature’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which would reasonably be expected to adversely affect Signature’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Signature, any fraud, whether or not material, that involves management or other employees who have a significant role in Signature’s internal controls over financial reporting. These disclosures were made in writing by management to Signature’s independent registered public accounting firm and audit committee.

(d)            Since January 1, 2022, (i) neither Signature nor any of its Subsidiaries, nor, to the knowledge of Signature, any director, officer, auditor, accountant or representative of Signature or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Signature or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Signature or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Signature or any of its Subsidiaries, whether or not employed by Signature or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Signature or any of its officers, directors, employees or agents to the Board of Directors of Signature or any committee thereof or, to the knowledge of Signature, to any director or officer of Signature.

3.7            Broker’s Fees. With the exception of the engagement of Raymond James & Associates, Inc.  (“Raymond James”), neither Signature nor any Signature Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement. Signature has disclosed to Esquire as of the date hereof the aggregate fees provided for in connection with the engagement by Signature of Raymond James related to the Mergers and the other transactions contemplated hereby and has made available to Esquire the engagement agreement between Signature and Raymond James.

3.8            Absence of Certain Changes or Events.

(a)            Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Signature.

(b)            Except as set forth on Section 3.8(b) of the Signature Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2024, Signature and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

(c)            Except with respect to matters set forth in Section 3.8(c) of the Signature Disclosure Schedule, since December 31, 2024 neither Signature nor its Subsidiaries have taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such act or omission occurred during the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms.

3.9            Legal Proceedings.

(a)            Except as set forth in Section 3.9(a) of the Signature Disclosure Schedule, neither Signature nor any of its Subsidiaries is a party to any, and there are no pending or, to Signature’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Signature or any of its Subsidiaries or any of their current or former directors or executive officers, (i) which if determined adversely to Signature would have a material impact on its financial condition, results of operations or business prospects, or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Signature, any of its Subsidiaries or the assets of Signature or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to Signature and its Subsidiaries, taken as a whole.

3.10          Taxes and Tax Returns.

(a)            Each of Signature and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)            All material Taxes of Signature and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Signature and its Subsidiaries included (or incorporated by reference) in Signature Reports (including the related notes, where applicable). Each of Signature and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)            No claim has been made in writing by any Governmental Entity in a jurisdiction where Signature or any of its Subsidiaries does not file Tax Returns that Signature or such subsidiary is or may be subject to taxation by that jurisdiction.

(d)            There are no Liens for Taxes on any of the assets of Signature or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e)            Neither Signature nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no pending or threatened disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Signature and its Subsidiaries or the assets of Signature and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f)            Neither Signature nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(g)            Neither Signature nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Signature and its Subsidiaries). Neither Signature nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Signature was the common parent) or (ii) any liability for the Taxes of any person (other than Signature or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h)            Neither Signature nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(i)             Neither Signature nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). Signature is not and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)             As used in this Agreement, the term “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat and unclaimed property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(k)            As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11          Employees and Employee Benefit Plans.

(a)            Section 3.11(a) of the Signature Disclosure Schedule sets forth a true, correct and complete list of all Signature Benefit Plans. For purposes hereof, “Signature Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all other pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Signature or any Subsidiary or any trade or business of Signature or any of its Subsidiaries, whether or not incorporated, all of which together with Signature would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Signature ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Signature or Signature ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Signature or any Signature ERISA Affiliate.

(b)            Signature has made available to Esquire true, correct and complete copies of the following documents with respect to each of Signature Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Signature Benefit Plan, (iii) where any Signature Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules, (v) the most recently received IRS determination letter, if any, relating to any Signature Benefit Plan and (vi)  copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c)            Each Signature Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code. Neither Signature nor any of its Subsidiaries has made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Signature Benefit Plan, and neither Signature nor any of its Subsidiaries has any knowledge of any fact or occurrence that would qualify for correction under any such program.

(d)            Section 3.11(d) of the Signature Disclosure Schedule sets forth a true, correct, and complete list of each Signature Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Signature Qualified Plans”). Each Signature Qualified Plan has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Signature, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Signature Qualified Plan or the exempt status of the related trust. Except as set forth in Section 3.11(d) of the Signature Disclosure Schedule, no trust funding any Signature Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)            Each Signature Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance in all material respects with the requirements of Section 409A of the Code. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance in all material respects with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Signature nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Signature Benefit Plan, or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Signature Benefit Plan for any income taxes or the interest or penalties that may be payable as a result of Section 409A(a)(1) (B) of the Code that may be currently due or triggered in the future.

(f)            With respect to each Signature Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code, (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Signature Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Signature Benefit Plan’s actuary with respect to such Signature Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Signature Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Signature or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Signature Benefit Plan.

(g)            None of Signature, its Subsidiaries nor any Signature ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that is subject to Section 413(c) of the Code or that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Signature and its Subsidiaries nor any Signature ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)            Neither Signature nor any of its Subsidiaries sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)             All contributions required to be made to any Signature Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Signature Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Signature.

(j)             There are no pending or, to Signature’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Signature’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against Signature Benefit Plans, any fiduciaries thereof with respect to their duties to Signature Benefit Plans or the assets of any of the trusts under any of Signature Benefit Plans that could reasonably be expected to result in any material liability of Signature or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Signature Benefit Plan, or any other party.

(k)            None of Signature and its Subsidiaries nor any Signature ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of Signature Benefit Plans or their related trusts, Signature, any of its Subsidiaries, any Signature ERISA Affiliate or any person that Signature or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)            Except as set forth in Section 3.11(l) of the Signature Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Signature or any of its Subsidiaries, or result in any limitation on the right of Signature or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Signature Benefit Plan or related trust. Without limiting the generality of the foregoing, except as set forth in Section 3.11(l) of the Signature Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Signature or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Signature nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Signature or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)            Except as set forth in Section 3.11(m) of Signature Disclosure Schedule, no Signature Benefit Plan provides for the gross-up or reimbursement of Taxes, under Section 409A or 4999 of the Code or otherwise.

(n)            There are no pending or, to Signature’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Signature or any of its Subsidiaries, or any strikes or other material labor disputes against Signature or any of its Subsidiaries. Neither Signature nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Signature or any of its Subsidiaries and, to the knowledge of Signature, there are no organizing efforts by any union or other group seeking to represent any employees of Signature or any of its Subsidiaries and no employees of Signature or any of its Subsidiaries are represented by any labor organization.

(o)            To the knowledge of Signature, no current or former employee or independent contractor of Signature or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (a “Restrictive Covenant”), or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to (i) Signature or any of its Subsidiaries, or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for Signature or any of its Subsidiaries, or (B) the knowledge or use of trade secrets or proprietary information.

(p)            Neither Signature nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of Signature or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of Signature or any of its Subsidiaries. To the knowledge of Signature, since December 31, 2020, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of Signature or any of its Subsidiaries.

3.12          Compliance with Applicable Law. Signature and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Signature, and, to the knowledge of Signature, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Signature and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to Signature or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated or administered by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, or money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Regulation O, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, Office of Foreign Assets Control regulations, the Illinois Banking Act and all regulatory requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Each of Signature’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of Signature or any of its Subsidiaries, or to the knowledge of Signature, no director, officer, employee, agent or other person acting on behalf of Signature or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Signature or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Signature or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Signature or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Signature or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Signature or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Signature or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Signature: (i) Signature and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Signature, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.13          Certain Contracts.

(a)            Except as set forth in Section 3.13(a) of Signature Disclosure Schedule, as of the date hereof, neither Signature nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):

(i)            with respect to the employment of any directors, officers, or employees that requires the payment of more than $100,000 annually in total cash compensation which is not terminable on 60 or fewer days’ notice by Signature or a Subsidiary without the payment of severance;

(ii)           that, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Esquire, Signature, the Surviving Entity, or any of their respective Subsidiaries to any officer or employee thereof;

(iii)          that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Signature or any of its affiliates or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business;

(iv)          with or to a labor union or guild (including any collective bargaining agreement);

(v)           any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi)          that relates to the incurrence of indebtedness by Signature or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(vii)         that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Signature or its Subsidiaries;

(viii)        that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $75,000 per annum (other than any such contracts which are terminable by Signature or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);

(ix)          that includes an indemnification obligation of Signature or any of its Subsidiaries with a maximum potential liability in excess of $75,000; or

(x)           that involves aggregate payments or receipts by or to Signature or any of its Subsidiaries in excess of $50,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by Signature or any Subsidiary of Signature of any material penalty.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Signature Disclosure Schedule, is referred to herein as a “Signature Contract”, and neither Signature nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Signature Contract by any of the parties thereto.

(b)            Signature has made available to Esquire a true, correct and complete copy of each written Signature Contract and each written amendment to any Signature Contract. Section 3.13(b) of the Signature Disclosure Schedule sets forth a true, correct and complete description of any oral Signature Contract and any oral amendment to any Signature Contract.

(c)            Each Signature Contract is valid and binding on Signature or one of its Subsidiaries, as applicable, and is in full force and effect. Each Signature Contract is enforceable in all material respects against Signature or the applicable Subsidiary and, to the knowledge of Signature, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Signature and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Signature Contract. To the knowledge of Signature, each third-party counterparty to each Signature Contract has in all material respects performed all obligations required to be performed by it under such Signature Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Signature or any of its Subsidiaries under any such Signature Contract. Neither Signature nor any Subsidiary of Signature has received or delivered any notice of cancellation or termination of any Signature Contract.

3.14          Agreements with Regulatory Agencies. Subject to Section 9.14, neither Signature nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request, recommendation, or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Signature Disclosure Schedule, a “Signature Regulatory Agreement”), nor has Signature or any of its Subsidiaries been advised in writing, or to Signature’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Signature Regulatory Agreement, nor does Signature believe that any such Signature Regulatory Agreement is likely to be initiated, ordered or requested. Signature and its Subsidiaries are in compliance in all material respects with each Signature Regulatory Agreement to which it is a party or is subject. Signature and its Subsidiaries have not received any notice from any Governmental Entity indicating that Signature or its Subsidiaries is not in compliance in any material respect with any Signature Regulatory Agreement.

3.15          Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Signature, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Signature, any of its Subsidiaries or for the account of a customer of Signature or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Signature or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect, and (b) Signature and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Signature’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16          Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Signature, Signature and its Subsidiaries are in compliance, and have complied since January 1, 2022, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages; (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Signature, any private environmental investigations or remediation activities or investigations by a Governmental Entity of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Signature or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Signature. To the knowledge of Signature, there is no reasonable basis for any such proceeding, claim, action or investigation by a Governmental Entity that would impose any liability or obligation on Signature. Signature is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing.

3.17          Investment Securities and Commodities.

(a)            Each of Signature and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Signature Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Signature or its Subsidiaries. Such securities and commodities are valued on the books of Signature in accordance with GAAP in all material respects.

(b)            Signature and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Signature believes are prudent and reasonable in the context of such businesses, and Signature and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Signature has made available to Esquire the material terms of such policies, practices and procedures.

3.18         Real Property.

(a)            Section 3.18(a) of the Signature Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the real property owned by Signature and its Subsidiaries (collectively, “Signature Owned Properties”). Signature has good and marketable title to all Signature Owned Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2), free and clear of all Liens (except statutory Liens securing payments not yet due or Liens for real property Taxes not yet due and payable), easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).

(b)            Section 3.18(b) of the Signature Disclosure Schedule sets forth as of the date hereof, a true, correct and complete list of all the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which Signature or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by Signature or any of its Subsidiaries on the date hereof (collectively, the “Signature Leased Real Property”), whether in Signature’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “Signature Real Estate Leases”). Signature or its Subsidiaries has valid leasehold interests in the Signature Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each Signature Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of Signature, the lessor, and (ii) enforceable against Signature or the applicable Subsidiary and, to the knowledge of Signature, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Signature and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Signature Real Estate Lease, and to the knowledge of Signature, each counterparty to each Signature Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Signature Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Signature or any of its Subsidiaries under any Signature Real Estate Lease. Signature has made available to Esquire a true, correct and complete copy of each written Signature Real Estate Lease and each written amendment or modification to any Signature Real Estate Lease.

(c)            Neither Signature nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Signature Owned Property or Signature Leased Real Property. There are no pending or, to the knowledge of Signature, threatened condemnation proceedings against the Signature Owned Property or Signature Leased Real Property. Signature Disclosure Schedule 3.18(c) lists each Real Estate Lease that will require approval from the landlord as the result of the Mergers or the Bank Merger.

3.19          Intellectual Property; Company Systems.

(a)            Signature Disclosure Schedule 3.19(a) lists any Intellectual Property owned or licensed by Signature in the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Signature, (a) (i) the use of any Intellectual Property by Signature and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Signature or any Signature Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Signature that Signature or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Signature, infringing on or otherwise violating, any right of Signature or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Signature or its Subsidiaries, and (c) neither Signature nor any Signature Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Signature or any Signature Subsidiary, and Signature and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Signature and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

(b)            The computer, information technology and data processing systems, facilities and services used by Signature or any Signature Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Signature Systems”), are reasonably sufficient for the conduct of the respective businesses of Signature and the Signature Subsidiaries as currently conducted, and the Signature Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Signature and the Signature Subsidiaries as currently conducted. Except as set forth on Section 3.19(b) of the Signature Disclosure Schedule, to Signature’s knowledge, since January 1, 2022, no third party has gained unauthorized access to any Signature Systems owned or controlled by Signature or any of the Signature Subsidiaries. Signature and the Signature Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Signature Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Signature and the Signature Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Signature and the Signature Subsidiaries.

(c)            Each of Signature and the Signature Subsidiaries has (i) complied in all material respects with all of its privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.

(d)            Signature maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Signature, Signature has not experienced any material Security Breach. To the knowledge of Signature, there are no material data security or other technological vulnerabilities with respect to Signature’s information technology systems or networks.

3.20            Related Party Transactions. Except as set forth in Section 3.20 of the Signature Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (x) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (y) reimbursement of customary and reasonable expenses incurred on behalf of Signature and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of Signature made available to Esquire, and (z) benefits due under any Signature Benefit Plan), between or among (a) Signature or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of Signature or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”) 5% or more of the outstanding Signature Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.

3.21            State Takeover Laws. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder,” “affiliate transactions” or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Signature Support Agreements, the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement under the IBCA or any other Law.

3.22            Reorganization. Signature has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23            Opinion. Prior to the execution of this Agreement, the Board of Directors of Signature has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Signature Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24            Signature Information. The information relating to Signature and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Signature and its Subsidiaries that is provided by Signature or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25            Loan Portfolio.

(a)            As of the date hereof, except as set forth in Section 3.25(a) of the Signature Disclosure Schedule, neither Signature nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each, a “Borrower”) in which Signature or any Subsidiary of Signature is a creditor which as of December 31, 2025, had an outstanding balance plus unfunded commitments, if any (collectively, the “Total Borrower Commitment”), of $100,000 or more and under the terms of which the Borrower was, as of December 31, 2025, ninety (90) days or more delinquent in payment of principal or interest or otherwise categorized as “non-accrual”, or (ii) Loans with any director, executive officer or 5% or greater shareholder of Signature or any of its Subsidiaries, or to the knowledge of Signature, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the Signature Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Signature and its Subsidiaries that, as of December  31, 2025, were classified by Signature as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Signature or any of its Subsidiaries that, as of December 31, 2025, is classified as “Other Real Estate Owned” and the book value thereof.

(b)            Section 3.25(b) of the Signature Disclosure Schedule sets forth a true, correct and complete list, as of December 31, 2025, of each Loan of Signature or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Signature, each Loan of Signature and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Signature and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d)            Each outstanding Loan of Signature or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Signature and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)            None of the agreements pursuant to which Signature or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)            There are no outstanding Loans made by Signature or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Signature or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)            Since January 1, 2022, neither Signature nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26            Insurance.

(a)            Signature and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Signature reasonably has determined to be prudent and consistent with industry practice, and Signature and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.26(a) of the Signature Disclosure Schedule, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Signature and its Subsidiaries, Signature or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b)            Section 3.26(b) of the Signature Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Signature Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Signature Reports in accordance with GAAP.

3.27            Subordinated Indebtedness. Signature has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 3.27 of the Signature Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

3.28            No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a)            No Signature Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b)            No Signature Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Signature is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

3.29            No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Signature in this Article III, neither Signature nor any other person makes any express or implied representation or warranty with respect to Signature, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Signature hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Signature nor any other person makes or has made any representation or warranty to Esquire or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to Signature, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Signature in this Article III, oral or written information presented to Esquire or any of its affiliates or representatives in the course of their due diligence investigation of Signature, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Signature acknowledges and agrees that neither Esquire, Merger Sub nor any other person has made or is making any express or implied representation or warranty with respect to Esquire, Merger Sub, their Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF ESQUIRE AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Esquire and Merger Sub to Signature concurrently herewith (the “Esquire Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Esquire Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Esquire that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections, or (b) as disclosed in any Esquire Reports filed by Esquire after January 1, 2023 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Esquire and Merger Sub hereby represents and warrants to Signature as follows:

4.1            Corporate Organization.

(a)            Esquire is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of Esquire and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Esquire is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Esquire. True and complete copies of the Esquire Articles and the Esquire Bylaws, the Articles of Incorporation of Merger Sub (the “Merger Sub Charter”, the Bylaws of Merger Sub (the “Merger Sub Bylaws”) as in effect as of the date of this Agreement, have previously been made available by Esquire to Signature.

(b)            Each Subsidiary of Esquire (an “Esquire Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Esquire, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Esquire to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Esquire that is an insured depository institution are insured by the FDIC through the DIF to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of Esquire other than Esquire Bank that have or are required to have deposit insurance. Section 4.1(b) of the Esquire Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Esquire as of the date hereof. True and complete copies of the organizational documents of each Esquire Subsidiary as in effect as of the date of this Agreement have previously been made available by Esquire to Signature. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Esquire other than the Esquire Subsidiaries.

4.2            Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Esquire consists of 15,000,000 shares of Esquire Common Stock and 2,000,000 shares of preferred stock, $0.01 par value per share. As of the date hereof, there are (i) 8,636,809 shares of Esquire Common Stock outstanding, including 377,524 shares of restricted Esquire Common Stock granted in respect of outstanding Esquire restricted stock awards (“Esquire Restricted Stock Awards”), (ii) 156,518 shares of Esquire Common Stock held in treasury, (iii) 301,094 shares of Esquire Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Esquire Common Stock granted under the Esquire Stock Plans (“Esquire Stock Options”, and together with the Esquire Restricted Stock Awards, the “Esquire Equity Awards”), (iv) 344,148 shares of Esquire Common Stock reserved for issuance under Esquire Stock Plans, and (v) no shares of Esquire preferred shares outstanding. As of the date of this Agreement, there are no other shares of capital stock or other equity or voting securities of Esquire issued, reserved for issuance or outstanding. As used herein, the “Esquire Stock Plans” means the Esquire Financial Holdings, Inc. 2011 Stock Compensation Plan, the Esquire Financial Holdings, Inc. 2017 Equity Incentive Plan, the Esquire Financial Holdings, Inc. 2019 Equity Incentive Plan, the Esquire Financial Holdings, Inc. 2021 Equity Incentive Plan, and the Esquire Financial Holdings, Inc. 2024 Equity Incentive Plan. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by Esquire. Merger Sub has not conducted any business other than (1) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement, and (2) in relation to this Agreement, the Mergers and the other transactions contemplated hereby.  All of the issued and outstanding shares of Esquire Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Esquire or Merger Sub may vote. No trust preferred or subordinated debt securities of Esquire are issued or outstanding. Other than Esquire Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Esquire, or contracts, commitments, understandings or arrangements by which Esquire may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Esquire, or that otherwise obligate Esquire to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Esquire is a party or is bound with respect to the voting or transfer of Esquire Common Stock or other equity interests of Esquire.

(b)            Esquire owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Esquire Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Esquire Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3            Authority; No Violation.

(a)            Each of Esquire and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers and the Bank Merger) have been duly and validly approved by the Boards of Directors of Esquire and Merger Sub. The Board of Directors of Merger Sub has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Merger Sub and its sole stockholder and has recommended adoption and approval of this Agreement and the transactions contemplated hereby by its sole stockholder and has adopted a resolution to the foregoing effect. The Board of Directors of Esquire has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of Esquire and its stockholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Mergers and the Esquire Share Issuance), (iii) has directed that the Esquire Share Issuance be submitted to Esquire’s stockholders for approval at a duly called and convened meeting of such stockholders, (iv) has recommended that its stockholders approve the Esquire Share Issuance, and (v) has adopted resolutions to the foregoing effect. Except for (i) the approval of the Esquire Share Issuance as contemplated by this Agreement by a vote of the majority of all votes cast at a meeting of the stockholders of Esquire at which a quorum exists (the “Requisite Esquire Vote”), and (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Esquire Bank and the approval of the Bank Merger Agreement by Esquire as Esquire Bank’s sole stockholder, no other corporate proceedings on the part of Esquire or Merger Sub is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Esquire and Merger Sub and (assuming due authorization, execution and delivery by Signature) constitutes a valid and binding obligation of Esquire and Merger Sub, enforceable against Esquire and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Esquire Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite Esquire Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Esquire will have any preemptive right or similar rights in respect thereof.

(b)            Neither the execution and delivery of this Agreement by Esquire or Merger Sub, nor the consummation by Esquire of the transactions contemplated hereby (including the Mergers, the Bank Merger and the Esquire Share Issuance), nor compliance by Esquire or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Esquire Articles, Esquire Bylaws, the Merger Sub Charter or the Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Esquire, any of the Esquire Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Esquire or any of the Esquire Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Esquire or any of the Esquire Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire.

(c)            The Board of Directors of Esquire Bank has approved the Bank Merger Agreement. Esquire, as the sole shareholder of Esquire Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Esquire Bank and (assuming due authorization, execution and delivery by Signature Bank) constitutes a valid and binding obligation of Esquire Bank, enforceable against Esquire Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

4.4            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices with the NASDAQ and the approval of the listing of such Esquire Common Stock on the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the OCC and approval of such applications, filings and notices, (d) the filing with the SEC of the Joint Proxy Statement and of the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (e) the filing of the First Step Maryland Articles of Merger with the Maryland SDAT pursuant to the MGCL, the First Step Illinois Articles of Merger with the Illinois Secretary pursuant to the IBCA, the Second Step Maryland Articles of Merger with the Maryland SDAT pursuant to the MGCL and the Second Step Illinois Articles of Merger with the Illinois Secretary pursuant to the IBCA, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Esquire Share Issuance, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Esquire and Merger Sub of this Agreement, (ii) the consummation by Esquire and Merger Sub of the Mergers and the other transactions contemplated hereby, (iii) the execution and delivery by Esquire Bank of the Bank Merger Agreement, or (iv) the consummation by Esquire Bank of the Bank Merger. As of the date hereof, Esquire is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and the Bank Merger on a timely basis.

4.5            Reports; Certain Contracts.

(a)            Esquire and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire. Subject to Section 9.14, (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Esquire and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Esquire, investigation into the business or operations of Esquire or any of its Subsidiaries since January 1, 2022, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Esquire or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Esquire or any of its Subsidiaries since January 1, 2022; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire.

(b)            An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Esquire to the SEC since December 31, 2022 pursuant to the Securities Act or the Exchange Act (the “Esquire Reports”) is publicly available. No such Esquire Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Esquire Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Esquire has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Esquire Reports.

(c)            Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Esquire or any of its Subsidiaries is a party or by which Esquire or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Esquire, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, an “Esquire Contract”) and neither Esquire nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Esquire, oral notice of, any violation of any Esquire Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Esquire. (i) Each Esquire Contract is valid and binding on Esquire or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire, (ii) Esquire and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Esquire Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire, (iii) to the knowledge of Esquire, each third-party counterparty to each Esquire Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Esquire Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire, (iv) neither Esquire nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Esquire Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Esquire or any of its Subsidiaries or, to the knowledge of Esquire, any other party thereto, of or under any such Esquire Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Esquire.

4.6            Financial Statements.

(a)            The financial statements of Esquire and its Subsidiaries included (or incorporated by reference) in the Esquire Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Esquire and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Esquire and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Esquire and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2022, no independent public accounting firm of Esquire has resigned (or informed Esquire that it intends to resign) or been dismissed as independent public accountants of Esquire as a result of, or in connection with, any disagreements with Esquire on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Esquire Bank included in the consolidated reports of condition and income (call reports) of Esquire Bank complied, as of their respective dates of filing with the OCC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire, neither Esquire nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Esquire included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of Esquire and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Esquire or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Esquire. Esquire (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Esquire, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Esquire by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Esquire’s outside auditors and the audit committee of Esquire’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Esquire’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Esquire’s internal controls over financial reporting. Any such disclosures were made in writing by management to Esquire’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Signature. To the knowledge of Esquire, there is no reason to believe that Esquire’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d)            Since January 1, 2022, (i) neither Esquire nor any of its Subsidiaries, nor, to the knowledge of Esquire, any director, officer, auditor, accountant or representative of Esquire or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Esquire or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Esquire or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Esquire or any of its Subsidiaries, whether or not employed by Esquire or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Esquire or any of its officers, directors, employees or agents to the Board of Directors of Esquire or any committee thereof or, to the knowledge of Esquire, to any director or officer of Esquire.

4.7            Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither Esquire nor any Esquire Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.

4.8            Absence of Certain Changes or Events.

(a)            Since December 31, 2024, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire.

(b)            Except as set forth on Section 4.8(b) of the Esquire Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2024, Esquire and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

4.9            Legal Proceedings.

(a)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Esquire, neither Esquire nor any of its Subsidiaries is a party to any, and there are no pending or, to Esquire’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Esquire or any of its Subsidiaries or any of their current or former directors or executive officers (i) which if determined adversely to Esquire would have a material impact on its financial condition, results of operations or business prospects, or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Esquire, any of its Subsidiaries or the assets of Esquire or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to Esquire or any of its affiliates) that would reasonably be expected to be material to Esquire and its Subsidiaries, taken as a whole.

4.10         Taxes and Tax Returns(c).

(a)            Each of Esquire and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)            All material Taxes of Esquire and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Esquire and its Subsidiaries included (or incorporated by reference) in the Esquire Reports (including the related notes, where applicable). Each of Esquire and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

4.11            Employees and Employee Benefit Plans.

(a)            For purposes of this Agreement, “Esquire Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Esquire or any Subsidiary or any trade or business of Esquire or any of its Subsidiaries, whether or not incorporated, all of which together with Esquire would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “Esquire ERISA Affiliate ”) is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Esquire or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Esquire or any Esquire ERISA Affiliates.

(b)            Each Esquire Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code.

(c)            There are no pending or, to Esquire’ knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Esquire’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Esquire Benefit Plans, any fiduciaries thereof with respect to their duties to the Esquire Benefit Plans or the assets of any of the trusts under any of the Esquire Benefit Plans that would reasonably be expected to result in any liability of Esquire or any of its Subsidiaries in an amount that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire.

(d)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Esquire, none of Esquire and its Subsidiaries nor any Esquire ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Esquire Benefit Plans or their related trusts, Esquire, any of its Subsidiaries or any Esquire ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

4.12            Compliance with Applicable Law. Esquire and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Esquire, and, to the knowledge of Esquire, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Esquire and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Laws of any Governmental Entity relating to Esquire or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated or administered by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Regulation O, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, Office of Foreign Assets Control regulations, and all regulatory requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Each of Esquire’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of Esquire or any of its Subsidiaries, or to the knowledge of Esquire, no director, officer, employee, agent or other person acting on behalf of Esquire or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Esquire or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Esquire or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Esquire or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Esquire or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Esquire or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Esquire or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Esquire: (i) Esquire and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Esquire, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.13            Agreements with Regulatory Agencies. Subject to Section 9.14, neither Esquire nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request, recommendation or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Esquire Disclosure Schedule, an “Esquire Regulatory Agreement”), nor has Esquire or any of its Subsidiaries been advised in writing, or to Esquire’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Esquire Regulatory Agreement, nor does Esquire believe that any such Esquire Regulatory Agreement is likely to be initiated, ordered or requested. Esquire and its Subsidiaries are in compliance in all material respects with each Esquire Regulatory Agreement to which it is a party or is subject. Esquire and its Subsidiaries have not received any notice from any Governmental Entity indicating that Esquire or its Subsidiaries is not in compliance in any material respect with any Esquire Regulatory Agreement.

4.14            Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Esquire, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Esquire, any of its Subsidiaries or for the account of a customer of Esquire or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Esquire or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Esquire and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Esquire’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15            Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Esquire, Esquire and its Subsidiaries are in compliance, and have complied since January 1, 2022, with all Environmental Laws.

4.16            Investment Securities and Commodities.

(a)            Each of Esquire and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Esquire Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Esquire or its Subsidiaries. Such securities and commodities are valued on the books of Esquire in accordance with GAAP in all material respects.

(b)            Esquire and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Esquire believes are prudent and reasonable in the context of such businesses, and Esquire and its Subsidiaries have, since January 1, 2022, been in compliance with such policies, practices and procedures in all material respects.

4.17            Real Property.

(a)            Esquire has good and marketable title to all the real property owned by Esquire and its Subsidiaries (collectively, “Esquire Owned Properties”), free and clear of all Liens except Permitted Encumbrances.

(b)            Esquire or its Subsidiaries has valid leasehold interests in the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which Esquire or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by Esquire or any of its Subsidiaries on the date hereof (collectively, the “Esquire Leased Real Property”), whether in Esquire’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “Esquire Real Estate Leases”), free and clear of all Liens, except Permitted Encumbrances. Each Esquire Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of Esquire, the lessor, and (ii) enforceable against Esquire or the applicable Subsidiary and, to the knowledge of Esquire, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Esquire and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Esquire Real Estate Lease, and to the knowledge of Esquire, each counterparty to each Esquire Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Esquire Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Esquire or any of its Subsidiaries under any Esquire Real Estate Lease.

(c)            There are no pending or, to the knowledge of Esquire, threatened condemnation proceedings against the Esquire Owned Property or Esquire Leased Real Property.

4.18            Intellectual Property; Company Systems.

(a)            Esquire and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Esquire, (a) (i) the use of any Intellectual Property by Esquire and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Esquire or any Esquire Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Esquire, no person has asserted in writing to Esquire that Esquire or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Esquire, infringing on or otherwise violating, any right of Esquire or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Esquire or its Subsidiaries, and (c) neither Esquire nor any Esquire Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Esquire or any Esquire Subsidiary, and Esquire and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Esquire and its Subsidiaries.

(b)            The computer, information technology and data processing systems, facilities and services used by Esquire or any Esquire Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Esquire Systems”), are reasonably sufficient for the conduct of the respective businesses of Esquire and the Esquire Subsidiaries as currently conducted and Esquire Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Esquire and the Esquire Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Esquire. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Esquire, to the knowledge of Esquire, since January 1, 2022, no third party has gained unauthorized access to any Esquire Systems owned or controlled by Esquire or any of the Esquire Subsidiaries. Esquire and the Esquire Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Esquire Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Esquire and the Esquire Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Esquire and the Esquire Subsidiaries.

(c)            Each of Esquire and the Esquire Subsidiaries has (i) complied in all material respects with all of its privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.

(d)            Esquire maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data. To the knowledge of Esquire, Esquire has not experienced any material Security Breach. To the knowledge of Esquire, there are no material data security or other technological vulnerabilities with respect to Esquire’s information technology systems or networks.

4.19            State Takeover Laws. No Takeover Statute is applicable to this Agreement, the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement under the MGCL or any other Law. With respect to the transactions contemplated hereby, no holder of the capital stock of Esquire or Merger Sub is entitled to exercise any appraisal rights under the MGCL or any successor statute, or any similar dissenter’s or appraisal rights.

4.20            Reorganization. Esquire has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.21            Opinion. Prior to the execution of this Agreement, the Board of Directors of Esquire has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Mergers is fair from a financial point of view to Esquire. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.22            Esquire Information. The information relating to Esquire and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Esquire and its Subsidiaries that is provided by Esquire or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Signature or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Signature or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.23            Loan Portfolio.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Esquire, each Loan of Esquire and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Esquire and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Esquire, each outstanding Loan of Esquire or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Esquire and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)            None of the agreements pursuant to which Esquire or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)            Since January 1, 2022, neither Esquire nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.24            Insurance. Esquire and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Esquire reasonably has determined to be prudent and consistent with industry practice, and Esquire and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Esquire and its Subsidiaries, Esquire or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.25            No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a)            No Esquire Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b)            No Esquire Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Esquire is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

4.26            No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Esquire and Merger Sub in this Article IV, neither Esquire nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Esquire, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Esquire and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Esquire nor Merger Sub nor any other person makes or has made any representation or warranty to Signature or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to Esquire, Merger Sub, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Esquire and Merger Sub in this Article IV, oral or written information presented to Esquire or any of its affiliates or representatives in the course of their due diligence investigation of Esquire, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)            Esquire and Merger Sub acknowledge and agree that neither Signature nor any other person has made or is making any express or implied representation or warranty with respect to Signature, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1            Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Signature Disclosure Schedule), required by law or as consented to in writing by Esquire, Signature shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Signature or Esquire to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2            Signature Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Signature Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Signature shall not, and Signature shall not permit any of its Subsidiaries to, without the prior written consent of Esquire, which consent shall not be unreasonably withheld, delayed or denied:

(a)            other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Signature or any of its wholly-owned Subsidiaries to Signature or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)            adjust, split, combine or reclassify any capital stock;

(ii)           make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) dividends paid by any of the Subsidiaries of Signature to Signature or any of its wholly owned Subsidiaries, or (B) the acceptance of shares of Signature Common Stock as payment for withholding Taxes or exercise price incurred in connection with the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)          except as set forth on Section 5.2(b)(ii) of the Signature Disclosure Schedule, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Signature or any of its Subsidiaries;

(iv)          issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Signature or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Signature or its Subsidiaries, except pursuant to the vesting or settlement of Signature Stock Options in accordance with their terms;

(c)            sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)            except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly owned Subsidiary of Signature;

(e)            in each case except for transactions in the ordinary course of business, terminate, materially amend, renew, or waive any material provision of, any Signature Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to Signature, or enter into any contract that would constitute a Signature Contract if it were in effect on the date of this Agreement;

(f)            except as required under the terms of any Signature Benefit Plan existing as of the date hereof or as set forth on Section 5.2(f) of the Signature Disclosure Schedule or applicable law, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a Signature Benefit Plan if in effect on the date hereof, (ii) amend (whether in writing or orally) any Signature Benefit Plan, except to comply with applicable law, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees in the ordinary course of business (including in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees), that do not exceed, with respect to any individual, four percent (4%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000, or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of Signature or any of its Subsidiaries;

(g)            settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of Signature or its Subsidiaries, or, after the consummation of the Mergers, Esquire and its Subsidiaries;

(h)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)            amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)            materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)            (i) enter into any new line of business, (ii) make any construction or land development loan, or (iii) make any other loan or extension of credit or grant additional credit to a current borrower, except in each case, in the ordinary course of business consistent with past practice; provided that any new individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit to an existing borrower, in each case, in excess of $1,000,000 (as to additional credit, such that the total credit exposure is in in excess of such amount) that is not as of the date hereof approved and committed (a schedule of which approved and committed loans has been made available to Esquire), and any new individual secured loan or secured extension of credit or grant of additional secured credit to an existing borrower (without regard to type of collateral or method of security), in each case, in excess of $5,000,000 (as to additional credit, such that the total credit exposure is in in excess of such amount) that is not as of the date hereof approved and committed (a schedule of which approved and committed loans has been made available to Esquire) shall require the prior written approval of the Chief Credit Officer of Esquire or another officer designated in writing by Esquire, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(m)            take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(n)            merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(o)            make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operational matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof), or (iii) hedging, in each case, except as required by Law or required or requested by a Governmental Entity;

(p)            make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $75,000 individually or $300,000 in the aggregate;

(q)            make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;

(r)            make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(s)            materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or

(t)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3            Esquire Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Esquire Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Esquire shall not, and Esquire shall not permit any of its Subsidiaries to, without the prior written consent of Signature:

(a)            adjust, split, combine or reclassify any capital stock of Esquire;

(b)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c)            amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries in a manner that would materially and adversely affect the holders of Signature Common Stock, as prospective holders of Esquire Common Stock relative to other holders of Esquire Common Stock;

(d)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(e)            knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Esquire or its Subsidiaries to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Esquire Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(f)            take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, provided nothing herein shall be construed to limit or prohibit Esquire from issuing additional shares of common stock or issuing debt securities prior to the Closing; or

(g)            agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Article VI

ADDITIONAL AGREEMENTS

6.1            Regulatory Matters.

(a)            Promptly after the date of this Agreement, Esquire shall prepare and file with the SEC, and Signature shall cooperate in the preparation of, the Joint Proxy Statement, and Esquire shall prepare and file with the SEC, and Signature shall cooperate in the preparation of, the S-4, in which the Joint Proxy Statement will be included as a prospectus. Esquire shall use its reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of Esquire and Signature shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Esquire and Signature shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders, as applicable. Esquire shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Signature shall furnish all information concerning Signature and the holders of Signature Common Stock as may be reasonably requested in connection with any such action.

(b)            The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Esquire shall use its reasonable best efforts to make any initial application filings with Governmental Entities within forty-five (45) days from the date hereof. Esquire and Signature shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Signature or Esquire, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. As used in this Agreement, “Requisite Regulatory Approvals means all regulatory authorizations, non-objections, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board, the OCC, and the Illinois Department and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c)            Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Esquire or its Subsidiaries, and Signature or its Subsidiaries shall not be permitted (without the written consent of Esquire), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material and adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Mergers and the Bank Merger (a “Materially Burdensome Regulatory Condition”).

(d)            Esquire and Signature shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Esquire, Signature or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

(e)            Esquire and Signature shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2            Access to Information; Confidentiality.

(a)            Upon reasonable notice and subject to applicable laws and the terms of Section 9.14 of this Agreement, Signature, for the purposes of verifying Signature’s representations and warranties and preparing for the Mergers, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Esquire, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with Esquire in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, Signature shall, and shall cause its Subsidiaries to, make available to Esquire (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Signature is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as Esquire may reasonably request. Notwithstanding the foregoing, Signature nor any of its Subsidiaries shall not be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement or (y) information where such access or disclosure would violate or prejudice the rights of Signature’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)            Esquire shall hold all information furnished by or on behalf of Signature or any of Signature’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Nondisclosure Agreement, dated July 2, 2025, by and between Esquire and Signature, as amended, restated or otherwise modified (the “Confidentiality Agreement”).

(c)            No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth herein.

6.3            Non-Control. Nothing contained in this Agreement shall give either Esquire or Signature, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of Esquire and Signature shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4            Stockholder Approval and Shareholder Approvals.

(a)            Each of Signature and Esquire shall call, give notice of, convene and hold a meeting of its shareholders, respectively (the “Signature Meeting” and the “Esquire Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of Signature, the Requisite Signature Vote and, in the case of Esquire, the Requisite Esquire Vote, respectively, required in connection with this Agreement, the Esquire Share Issuance and the Mergers, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Each of Signature and Esquire shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on such dates as mutually agreed to by the Parties. Such meetings may be held virtually, subject to applicable law and the organizational documents of Signature and Esquire, as applicable.

(b)            Subject to Section 6.4(c), each of Esquire and Signature and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Esquire and the shareholders of Signature, respectively, the Requisite Esquire Vote and the Requisite Signature Vote, respectively, including by communicating to the respective shareholders of Esquire and shareholders of Signature its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Esquire, the shareholders of Esquire approve the issuance of shares of Esquire Common Stock in connection with the Mergers as contemplated by this Agreement (the “Esquire Board Recommendation”) and, in the case of Signature, that the shareholders of Signature approve this Agreement and the transactions contemplated hereby (the “Signature Board Recommendation”). Subject to Section 6.4(c), Signature and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Esquire the Signature Board Recommendation, (ii) fail to make the Signature Board Recommendation, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Signature Board Recommendation, within ten (10) business days (or such fewer number of days as remains prior to the Signature Meeting, as applicable) after an Acquisition Proposal is made public or any request by Esquire to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”). In addition, subject to the exercise of its fiduciary duties under applicable law, Esquire and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to Signature the Esquire Board Recommendation or (ii) fail to make the Esquire Board Recommendation, in the Joint Proxy Statement.

(c)            Subject to Section 8.1 and Section 8.2, if the Board of Directors of Signature, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Signature Board Recommendation, the Signature Board of Directors may prior to the receipt of the Requisite Signature Vote, submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Signature Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Signature Board of Directors may not take any actions under this sentence unless (i) such action is taken in response to an Acquisition Proposal that is not withdrawn as of the time of taking such action and such Acquisition Proposal constitutes a Superior Proposal and did not result from a breach of Section 6.12, and (ii) the Signature Board of Directors (A) gives Esquire at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal and the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof), (B) during such three (3) business day period, Signature has considered and negotiated (and has caused its Representatives to consider and negotiate) with Esquire in good faith (to the extent that Esquire desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement, and (C) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Esquire (if applicable) and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that (x) it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Signature Board Recommendation and (y) such Acquisition Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new determination and notice period as referred to in this Section 6.4(c).

(d)            Subject to applicable law, Signature shall adjourn or postpone the Signature Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Signature Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Signature has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Signature Vote, and subject to the terms and conditions of this Agreement, Signature shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Signature Vote; provided however, that Signature shall not be required to adjourn or postpone the Signature Meeting more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Signature Meeting shall be convened and this Agreement shall be submitted to the shareholders of Signature at the Signature Meeting and nothing contained herein shall be deemed to relieve Signature of such obligation.

6.5            Legal Conditions to Merger. Subject in all respects to Section 6.1(c) of this Agreement, each of Esquire and Signature shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, non-objection, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Esquire or Signature or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

6.6            Stock Exchange Listing. Esquire shall cause the shares of Esquire Common Stock to be issued in the Merger to have been authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.7            Employee Matters.

(a)            During the period commencing on the Closing Date and ending on the first anniversary thereof (the “Continuation Period”), Esquire shall or shall cause the Surviving Entity to provide the employees of Signature and its Subsidiaries who continue to be employed by Esquire or its Subsidiaries (including, for the avoidance of doubt, the Surviving Entity and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by Esquire, the Surviving Entity or its Subsidiaries after the Effective Time, with base salaries and wages that are substantially comparable in the aggregate to the base salaries and wages provided to similarly situated employees of Esquire and its Subsidiaries; provided that Esquire may satisfy its obligation under this Section 6.7(a) by providing or causing the Surviving Entity to provide such Continuing Employees with base salaries and wages that are substantially comparable to no less than the base salaries and wages provided by Signature or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)            Except as otherwise set forth in this Section 6.7(b), during the Continuation Period, Esquire shall or shall cause the Surviving Entity to provide the Continuing Employees, while employed by the Surviving Entity or its Subsidiaries after the Effective Time, with employee benefits and health insurance that are substantially similar in the aggregate to the employee benefits and health insurance provided to similarly situated employees of Esquire and its Subsidiaries, provided that, for purposes of this Section 6.7(b), employee benefits shall not include any defined benefit pension plan; provided further that until such time as Esquire fully integrates Continuing Employees into its plans, Esquire may satisfy its obligation under this Section 6.7(b) by providing or causing the Surviving Entity to provide such Continuing Employees with employee benefits and health insurance that are substantially comparable in the aggregate to the employee benefits and health insurance provided by Signature or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(c)            Esquire and Signature may provide retention incentives to certain employees of Signature or its Subsidiaries for purposes of retaining such employees through and, in some circumstances, after the Closing Date, with the participating employees, amounts, and specific terms of such retention bonuses to be mutually determined by the President and Chief Executive Officer of Esquire Financial and the President and Chief Executive Officer of Signature. Such designated employees will enter into retention agreements to be provided by Esquire and reasonably acceptable to Signature.

(d)            From and after the Effective Time, Esquire or the Surviving Entity shall assume and honor all employment and change in control agreements that Signature and its Subsidiaries have with their current and former officers, directors and employees as listed in Section 6.7(d) of the Signature Disclosure Schedule, it being understood that the transactions contemplated by this Agreement constitute a “change in control” (or equivalent term) for purposes of such employment and change in control agreements and other Signature Benefit Plans.

(e)            With respect to any employee benefit plans of Esquire or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Esquire shall or shall cause the Surviving Entity to use reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Signature Benefit Plan, (ii) provide each such Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the Closing Date occurs prior to the Effective Time under a Signature Benefit Plan (to the same extent that such credit was given under the analogous Signature Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with Signature and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Signature Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(f)            Unless otherwise agreed between Esquire and Signature, no later than ten (10) days prior to the Closing Date, effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Mergers, Signature shall terminate the Signature Bank 401(k) Plan (the “Signature 401(k) Plan”). Signature shall take (or cause to be taken) all actions that are necessary or appropriate to fully vest each Continuing Employee in his or her account balance under the Signature 401(k) Plan effective as of the Closing Date. The Surviving Entity shall take (or cause to be taken) all actions that are necessary or appropriate to make, as soon as practicable following the Closing Date, all employee and employer contributions to the Signature 401(k) Plan on behalf of each Continuing Employee in respect of all periods of service ending on or prior to the Closing Date. At least two (2) business days prior to the Closing Date, Signature shall provide Esquire with resolutions adopted by Signature’s Board of Directors terminating the Signature 401(k) Plan, the form and substance of which shall be subject to the prior written approval of Esquire, which will not be unreasonably withheld. Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Esquire or one of its Subsidiaries (“Esquire 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Esquire and Signature shall take any and all actions as may be required, including amendments to any Esquire 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Esquire 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in kind benefits (if permitted by the Esquire 401(k) Plan), outstanding participant loans or a combination thereof.

(g)            As of the Effective Time, Esquire shall (i) assume and honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of Signature and its Subsidiaries (the “Signature PTO Policies”) (including any PTO carried over from a prior year in accordance with Signature PTO Policies), (ii) provide additional accruals to Continuing Employees following the Effective Time under the PTO policy of Esquire (“Esquire PTO Policy”) in the same manner as provided to similarly situated employees of Esquire or its Subsidiaries, and (iii) recognize all service of any Continuing Employee with Signature and its Subsidiaries for purposes of determining PTO under the Esquire PTO Policy.

(h)            To each eligible Continuing Employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments whose employment is terminated without cause on or within twelve (12) months following the Closing Date, Esquire shall or shall cause the Surviving Entity to provide severance benefits provided under Section 6.7(h) of the Esquire Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.

(i)            As of the date of this Agreement, Esquire will enter into an employment agreement with each of Michael O’Rourke, Kevin Bastuga and Bryan Duncan, substantially in the forms set forth under Section 6.7(i) of the Esquire Disclosure Schedule, with such employment agreements to be effective as of the Closing Date. In addition, Esquire and Signature will enter into a settlement and release agreement with each of Michael O’Rourke, Kevin Bastuga and Bryan Duncan and in the forms set forth under Section 6.7(i) of the Esquire Disclosure Schedule, which will be signed and dated by the parties on the same date this Agreement is executed, and which will provide for the termination of each individual’s employment agreement with Signature and a corresponding payment in connection with the termination of such employment agreement on the Closing Date. Moreover, as of the date of this Agreement, Esquire and each of Michael O’Rourke, Kevin Bastuga and Bryan Duncan will enter into lock-up agreements with respect to the shares of Esquire Common Stock to be received by each of them in accordance with Sections 1.5(a) and 1.6 of this Agreement.

(j)            Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Signature or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Signature, Esquire or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Signature, Esquire or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Signature or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Signature Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Signature Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.

6.8            Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by Signature pursuant to the Signature Articles, Signature Bylaws, the governing or organizational documents of any Subsidiary of Signature, any indemnification agreements in existence as of the date hereof that have been disclosed to Esquire, or the IBCA, each present and former director or officer of Signature and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Signature Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Signature or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Signature Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final determination by a court of competent jurisdiction that such Signature Indemnified Party is not entitled to indemnification.

(b)            For a period of six (6) years after the Effective Time, the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Signature (provided, that the Surviving Entity may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Signature or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Entity shall not be obligated to expend, on an annual basis, an amount in excess of 200% of the current annual premium paid as of the date hereof by Signature for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Entity shall cause to be maintained policies of insurance which, in the Surviving Entity’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Signature, in consultation with, but only upon the consent of Esquire, may (and at the request of Esquire, Signature shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year prepaid “tail” policy under Signature’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, Esquire shall not have any further obligations under this Section 6.8(b), other than to maintain such prepaid “tail” policy.

(c)            The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Signature Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.8. The obligations of the Surviving Entity under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect the Signature Indemnified Parties or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Signature Indemnified Party or affected person.

6.9            Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Esquire, on the one hand, and a Subsidiary of Signature, on the other) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Esquire.

6.10            Advice of Changes. Esquire and Signature shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11            Litigation. Each party shall give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either Esquire, Signature, or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such Litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. No party shall agree to settle any such Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its Subsidiaries and affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its Subsidiaries or affiliates.

6.12            Acquisition Proposals.

(a)            Signature agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (other than the parties to this Agreement and their Representatives), or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Signature Vote, Signature receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.12, Signature may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal but only to the extent that, prior to doing so, the Board of Directors of Signature concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (B) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Signature shall have provided such information to Esquire and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Signature. Signature will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Esquire with respect to any Acquisition Proposal. Signature will promptly (within twenty-four (24) hours) advise Esquire following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide Esquire with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep Esquire apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Signature shall use its reasonable best efforts to (x) enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof, and (y) within five (5) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Esquire and its Representatives in their capacity as such) pursuant to any such agreement. As used in this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Signature and its Subsidiaries or 25% or more of any class of equity or voting securities of Signature or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Signature, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Signature or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Signature, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Signature or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Signature. As used in this Agreement, “Superior Proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that Signature’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors) (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Signature’s common stock or all, or substantially all, of the assets of Signature, (y) would result in a transaction that (i) involves consideration to the holders of the shares of Signature’s common stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of Signature’s common stock pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (ii) is, in light of the other terms of such proposal, more favorable to the shareholders of Signature than the Mergers and the other transactions contemplated by this Agreement, and (z) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(b)            Nothing contained in this Agreement shall prevent Signature or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.13            Public Announcements. Esquire and Signature agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Esquire and Signature. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby (including written employee and customer communications) shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.13; provided that, in the case of any such public releases, announcements or statements issued by Esquire, Esquire shall only be required to provide Signature with the portions of such releases, announcements or statements that reference Signature or the transactions contemplated hereby.

6.14            Change of Method. Signature and Esquire shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Signature and Esquire (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Esquire Common Stock received by holders of Signature Common Stock in exchange for each share of Signature Common Stock, (b) adversely affect the Tax treatment of holders of Signature Common Stock or Esquire Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Signature or Esquire pursuant to this Agreement, or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.15            Takeover Statutes. None of Signature, Esquire, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Signature Support Agreements, the Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16            Treatment of Signature Debt. Prior to the Effective Time, Esquire and Signature shall use commercially reasonable efforts for Esquire to enter into a supplemental indenture or other documents necessary or appropriate to provide for assumption by Esquire, upon the Effective Time, of Signature’s obligations under the Signature subordinated notes due 2028. Further, following receipt of all Requisite Regulatory Approvals, the Requisite Esquire Vote and the Requisite Signature Vote, and if requested by Esquire, Signature shall take such actions as necessary in order for the Signature subordinated notes due 2028 to be redeemed promptly following the Closing Date.

6.17            Operating Functions. To the extent permitted by Law and upon Esquire’s request, Signature shall (and shall cause its Subsidiaries to) regularly discuss and reasonably cooperate with Esquire and Esquire Bank in connection with (a) planning for the efficient and orderly combination of Signature and Esquire (including the combination of Esquire Bank and Signature Bank) and the operation of the Surviving Entity and its Subsidiaries, and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Esquire may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.

6.18            Exemption from Liability under Section 16(b). The Board of Directors of Esquire, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time take all such steps as may be required to cause any acquisitions of Esquire Common Stock by any holders of Signature Common Stock who, immediately following the Mergers, will be officers or directors of Esquire subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to the transactions contemplated by this Agreement to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.19            Conduct of Merger Sub. Esquire shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement.

Article VII

CONDITIONS PRECEDENT

7.1            Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Shareholder Approvals. The Requisite Esquire Vote and the Requisite Signature Vote shall have been obtained.

(b)            NASDAQ Listing. The shares of Esquire Common Stock that shall be issuable pursuant to this Agreement shall have been admitted for listing on the NASDAQ, subject to official notice of issuance.

(c)            Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.).

(d)            S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2            Conditions to Obligations of Esquire and Merger Sub. The obligations of Esquire and Merger Sub to effect the Mergers are also subject to the satisfaction or waiver by Esquire at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Signature set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.21 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Signature set forth in Sections 3.1, 3.2(b), 3.3(a) and 3.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Signature set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Signature or the Surviving Entity. Esquire shall have received a certificate dated as of the Closing Date signed on behalf of Signature by the Chief Executive Officer and the Chief Financial Officer of Signature to the foregoing effect.

(b)            Performance of Obligations of Signature. Signature shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Esquire shall have received a certificate dated as of the Closing Date signed on behalf of Signature by the Chief Executive Officer and the Chief Financial Officer of Signature to such effect.

(c)            Federal Tax Opinion. Esquire shall have received the opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Esquire, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Esquire and Signature, reasonably satisfactory in form and substance to such counsel.

(d)            No Materially Burdensome Condition. No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e)            Dissenting Shares. Dissenting Shares shall represent not more than ten percent (10%) of the outstanding shares of Signature Common Stock.

7.3            Conditions to Obligations of Signature. The obligation of Signature to effect the Mergers is also subject to the satisfaction or waiver by Signature at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Esquire and Merger Sub set forth in Sections 4.2(a), 4.8(a) and 4.19 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Esquire set forth in Sections 4.1, 4.2(b), 4.3(a) and 4.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Esquire set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Esquire. Signature shall have received a certificate dated as of the Closing Date signed on behalf of Esquire by the Chief Executive Officer and the Chief Financial Officer of Esquire to the foregoing effect.

(b)            Performance of Obligations of Esquire. Esquire shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Signature shall have received a certificate dated as of the Closing Date signed on behalf of Esquire by the Chief Executive Officer and the Chief Financial Officer of Esquire to such effect.

(c)            Federal Tax Opinion. Signature shall have received the opinion of Vedder Price P.C., in form and substance reasonably satisfactory to Signature, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Esquire and Signature, reasonably satisfactory in form and substance to such counsel.

Article VIII

TERMINATION AND AMENDMENT

8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Esquire Vote or the Requisite Signature Vote:

(a)            by mutual written consent of Esquire and Signature;

(b)            by either Esquire or Signature if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable, order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)            by either Esquire or Signature if the Mergers shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)            by either Esquire or Signature (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Signature, in the case of a termination by Esquire, or Esquire or Merger Sub, in the case of a termination by Signature, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Esquire, or Section 7.3, in the case of a termination by Signature, and which is not cured within forty-five (45) days following written notice to Signature, in the case of a termination by Esquire, or Esquire, in the case of a termination by Signature, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)            by Esquire prior to such time as the Requisite Signature Vote is obtained, if (i) Signature or the Board of Directors of Signature shall have made a Recommendation Change or (ii) Signature or the Board of Directors of Signature shall have breached its obligations under Sections 6.4 or 6.12 in any material respect.

(f)            by Esquire or Signature, following the Esquire Meeting (including any adjournments or postponements thereof), if Esquire failed to obtain the Requisite Esquire Vote at the Esquire Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(g)            by Esquire or Signature, following the Signature Meeting (including any adjournments or postponements thereof), if Signature (i) has not breached any of its obligations under Section 6.4 or Section 6.12 in any material respect, and (ii) failed to obtain the Requisite Signature Vote at the Signature Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

(h)            By Signature, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)            The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Purchaser Ratio”) shall be less than 0.80; and

(ii)            (x) the Purchaser Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

subject, however, to the following three sentences. If Signature elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Esquire (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Esquire shall have the option to increase the consideration to be received by the holders of Signature Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Purchaser Ratio. If Esquire so elects within such five-day period, it shall give prompt written notice to Signature of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(h) the following terms shall have the meanings indicated:

“Average Closing Price” means the volume weighted average closing price of Esquire Common Stock as reported on the NASDAQ for the twenty (20) consecutive full trading days ending on the fifth trading day immediately prior to the Determination Date, rounded to the nearest one-tenth of a cent.

“Determination Date” shall mean the date on which the last required Requisite Regulatory Approval is obtained with respect to the Mergers and Bank Merger, without regard to any requisite waiting period.

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full trading days ending on the fifth trading day immediately prior to the Determination Date, rounded to the nearest one-tenth of a cent.

“Index Price” shall mean the closing price of the NASDAQ Bank Index on the Starting Date.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of the Esquire Common Stock as reported on the NASDAQ on the Starting Date.

The party desiring to terminate this Agreement pursuant to clauses (b) through (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2            Effect of Termination.

(a)            In the event of termination of this Agreement by either Esquire or Signature as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Esquire, Signature, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Esquire, Merger Sub or Signature shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.

(b)

(i)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Signature or shall have been made directly to the shareholders of Signature generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Signature Meeting) an Acquisition Proposal, in each case with respect to Signature and (A) (x) thereafter this Agreement is terminated by either Esquire or Signature pursuant to Section 8.1(c) without the Requisite Signature Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 having been satisfied or were capable of being satisfied prior to such termination), or (y) thereafter this Agreement is terminated by Esquire pursuant to Section 8.1(d) as a result of a willful breach of this Agreement by Signature, or (z) this Agreement is terminated by either Esquire or Signature pursuant to Section 8.1(g), and (B) prior to the date that is twelve (12) months after the date of such termination, Signature enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Signature shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Esquire, by wire transfer of same day funds, a fee equal to $15.0 million (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)            In the event that this Agreement is terminated by Esquire pursuant to Section 8.1(e), then Signature shall pay Esquire, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)            Notwithstanding anything to the contrary herein, but without limiting the right of Esquire to recover liabilities or damages arising out of Signature’s fraud or its willful and material breach of any provision of this Agreement, in no event shall Signature be required to pay the Termination Fee more than once.

(d)            Each of Esquire and Signature acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Esquire would not enter into this Agreement; accordingly, if Signature fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Esquire commences a suit which results in a judgment against Signature for the Termination Fee or any portion thereof, Signature shall pay the costs and expenses of Esquire (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Signature fails to pay the amounts payable pursuant to this Section 8.2, then Signature shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amount payable by Signature pursuant to Section 8.2(b) and this Section 8.2(d) constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of Esquire in the event of a termination of this Agreement specified in such applicable section.

Article IX

GENERAL PROVISIONS

9.1            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2            Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Esquire Vote or the Requisite Signature Vote; provided, that after the receipt of the Requisite Esquire Vote or the Requisite Signature Vote, there may not be, without further approval of the stockholders of Esquire or the shareholders of Signature, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3            Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of Esquire or Merger Sub, in the case of Signature, or Signature, in the case of Esquire, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the receipt of the Requisite Esquire Vote or the Requisite Signature Vote, there may not be, without further approval of the stockholders of Esquire or the shareholders of Signature, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further stockholder or shareholder approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4            Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Mergers or the Bank Merger shall be borne equally by Esquire and Signature.

9.5            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Esquire or Merger Sub, to:

Esquire Financial Holdings, Inc.

100 Jericho Quadrangle, Suite 100

Jericho, NY 11753

Attention:	Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer and President
Email:	andrew.sagliocca@esqbank.com

(b)	With copies (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

Attention:	John J. Gorman Marc Levy
Email:	jgorman@luselaw.com mlevy@luselaw.com

and

Esquire Financial Holdings, Inc.

100 Jericho Quadrangle, Suite 100

Jericho, NY 11753

Attention:	Gary Lax, Senior Vice President, Chief Legal Officer and Corporate Secretary

Email:	gary.lax@esqbank.com

(c)            if to Signature, to:

Signature Bancorporation, Inc.

9450 W. Bryn Mawr, Suite 300

Rosemont, IL 60018

Attention:	Michael O’Rourke, President and Chief Executive Officer
Email:	morourke@signaturebank.bank

With copies (which shall not constitute notice) to:

Vedder Price P.C.

222 North LaSalle Street, Suite 2600

Chicago, IL 60601

Attention: James W. Morrissey

Email: jmorrissey@vedder.com

9.6            Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Signature means the actual knowledge of any of the officers of Signature listed on Section 9.6 of the Signature Disclosure Schedule, and the “knowledge” of Esquire means the actual knowledge of any of the officers of Esquire listed on Section 9.6 of the Esquire Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, (ii) included in the virtual data room of a party by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, or (iii) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date of this Agreement, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger, and (f) “ordinary course” and “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person. The Signature Disclosure Schedule and the Esquire Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7            Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8            Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9            Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Signature shall be subject to the laws of the State of Illinois).

(b)            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in Montgomery County, in the State of Maryland (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11            Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Signature, in the case of Esquire or Merger Sub, or Esquire, in the case of Signature. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12            Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13            Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14            Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 4.32(b), 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.5(g)(8), or 205 ILCS 5/48.3) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law and regulation. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15            Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Esquire, Merger Sub and Signature have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ESQUIRE FINANCIAL HOLDINGS, INC.

By:	/s/ Andrew C. Sagliocca
	Name:	Andrew C. Sagliocca
	Title:	Vice Chairman, Chief Executive Officer and President

ESQUIRE MERGER SUB, INC.

By:	/s/ Andrew C. Sagliocca
	Name:	Andrew C. Sagliocca
	Title:	President

SIGNATURE BANCORPORATION, INC.

By:	/s/ Michael G. O’Rourke
	Name:	Michael G. O’Rourke
	Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

[Form of Bank Merger Agreement]

PLAN OF BANK MERGER

This PLAN OF BANK MERGER (this “Agreement”) is dated as of _____, 2026, by and between Esquire Bank, National Association, a national banking association (“Esquire Bank”), and Signature Bank, an Illinois-chartered non-member bank (“Signature Bank”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Parent Merger Agreement (as defined below).

WHEREAS, Esquire Bank is the wholly owned subsidiary of Esquire Financial Holdings, Inc., a Maryland corporation (“Esquire”);

WHEREAS, Signature Bank is the wholly owned subsidiary of Signature Bancorporation, Inc., an Illinois corporation (“Signature”);

WHEREAS, Esquire, Esquire Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Esquire (“Merger Sub”), and Signature have executed and delivered an Agreement and Plan of Merger, dated as of March 11, 2026 (the “Parent Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into Signature, with Signature as the surviving entity (the “Merger”), and (ii) as soon as reasonably practicable following the Merger, Signature will merge with and into Esquire, with Esquire as the surviving entity (the “Second Step Merger”), in each case, on the terms and subject to the conditions of the Parent Merger Agreement;

WHEREAS, Esquire, Signature, Esquire Bank and Signature Bank desire that, immediately after the consummation of the Second Step Merger, Signature Bank merge with and into Esquire Bank, with Esquire Bank surviving; and

WHEREAS, the boards of directors of each of Esquire Bank and Signature Bank each unanimously approved this Agreement and authorized the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Esquire Bank and Signature Bank agree as follows:

Section 1      The Bank Merger. Subject to the terms and conditions set forth in this Agreement and in the Parent Merger Agreement, pursuant to applicable laws and regulations, at the Effective Time (as defined in Section 6 of this Agreement), Signature Bank shall merge with and into Esquire Bank (the “Bank Merger”). Esquire Bank shall be the surviving entity (sometimes referred to herein as the “Surviving Bank”) of the Bank Merger and shall continue its corporate existence as a national banking association regulated by the Office of the Comptroller of the Currency (the “OCC”) following consummation of the Bank Merger. Upon consummation of the Bank Merger, the separate corporate existence of Signature Bank shall cease.

(a)            Closing Date. A closing in respect of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time, or at such other place and at such other time and on such other date as Esquire Bank and Signature Bank shall mutually agree, which date shall be the Effective Date.

(b)            Name and Purpose. At the Effective Time, the name of the Surviving Bank shall be “Esquire Bank, National Association”. The purpose of the Surviving Bank shall be to exist as a national banking association and to engage in activities incidental thereto in a manner consistent with federal laws and regulations applicable to national banking associations.

(c)            Articles of Association. From and after the Effective Time, the Articles of Association of Esquire Bank, as amended and in effect immediately prior to the Effective Time, shall be the Articles of Association of the Surviving Bank until amended in accordance with applicable law.

(d)            Bylaws. From and after the Effective Time, the Bylaws of Esquire Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank until amended in accordance with applicable law.

(e)            Capital Stock. From and after the Effective Time, (i) each share of Signature Bank Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and (ii) each share of common stock, par value $10.00 per share, of Esquire Bank (“Esquire Bank Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Bank Merger, until thereafter amended in accordance with applicable law and the Articles of Association of the Surviving Bank. No shares of Esquire Bank Stock shall be allocated to the sole shareholder of Signature Bank in the Bank Merger and no cash shall be paid to the sole shareholder of Signature Bank in the Bank Merger. As of the date of this Agreement, the capital stock of Esquire Bank consists of 2,000,000 shares of Esquire Bank Stock, for a total of $20,000,000 in outstanding capital stock of Esquire Bank.

(f)            Directors. The directors of the Surviving Bank immediately after the Effective Time shall consist of the directors of the Surviving Bank immediately prior to the Effective Time, provided that, prior to the Effective Time, the Esquire Bank Board of Directors shall take such actions as to cause the number of directors constituting the board of directors of the Surviving Bank immediately following the Effective Time to be increased by two (2) directors, with the new director vacancies to be filled by Michael O’Rourke and Leonard Caronia (or, in the event either of such individuals is unavailable, such other person(s) from the Signature board of directors as mutually agreed upon by Esquire and Signature) (together, the “New Board Members”). The Esquire Bank Board of Directors shall appoint each of the New Board Members for a term to expire at the next annual meeting of the sole shareholder of Esquire Bank and, subject to its fiduciary duties, at subsequent annual shareholder meetings, the Esquire Bank Board of Directors shall nominate and recommend to Esquire Bank’s sole shareholder, Esquire, each of the New Board Members for election to the Esquire Bank Board of Directors, such that each New Board Member shall serve no less than three years on the Board of Directors of Esquire Bank. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Association and Bylaws of the Surviving Bank. In accordance with its Articles of Association and Bylaws, the total number of directors at any one time holding office shall not be less than five (5) nor more than twenty-five (25).

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(g)            Officers. The officers of the Surviving Bank immediately after the Effective Time shall consist of the officers of the Surviving Bank in office immediately prior to the Effective Time; provided that, without any action by the Board of Directors of Surviving Bank, Michael G. O’Rourke shall be appointed as President of Signature Bank, a Division of Esquire Bank, and Kevin P. Bastuga and Bryan D. Duncan shall each be appointed as an Executive Vice President of Signature Bank, a Division of Esquire Bank.

Section 2      Effects of the Bank Merger. At and after the Effective Time, the Bank Merger shall have the effects provided herein and set forth in the applicable provisions of law and any regulations promulgated thereunder.

(a)            Surviving Bank. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as each of Esquire Bank and Signature Bank and thereupon and thereafter all the property, rights, privileges, powers and franchises of Esquire Bank and of Signature Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Esquire Bank and of Signature Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank. Any reference to either of Esquire Bank or Signature Bank in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Bank if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of Esquire Bank or Signature Bank is a party shall not be deemed to have abated or to have been discontinued by reason of the Bank Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Bank Merger had not been made or the Surviving Bank may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Esquire Bank or Signature Bank if the Bank Merger had not occurred. The location of the main office of Esquire Bank, the Surviving Bank, shall be in Jericho, New York.

(b)            Deposits. All deposit accounts of Signature Bank shall be and become deposit accounts in the Surviving Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of any deposit account in the Surviving Bank shall be provided by the Surviving Bank to the relevant deposit account holder of Signature Bank, as necessary, after consummation of the Bank Merger. All deposit accounts of Esquire Bank prior to consummation of the Bank Merger shall continue to be deposit accounts in the Surviving Bank after consummation of the Bank Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

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(c)            Offices. At the Effective Time, the main office of the Surviving Bank shall be located in Jericho, New York. The former main office and branch offices of Signature Bank shall be operated as branches of the Surviving Bank immediately following the Effective Time under the name “Signature Bank, a Division of Esquire Bank, National Association.”

Section 3      Approvals Required. The consummation of the Bank Merger contemplated by this Agreement is specifically conditioned upon receipt of all necessary regulatory approvals, consents, waivers or non-objections, including, but not limited to, the approvals, consents, waivers or non-objections of the FRB, the OCC, [and the Illinois Department of Financial and Professional Regulation,] and the expiration of all applicable waiting periods with respect to the Bank Merger.

Section 4      Conditions Precedent. The respective obligations of each party under this Agreement shall be subject to: (i) the receipt of all required regulatory approvals and the expiration of any required waiting periods specified by applicable law; (ii) the approval of this Agreement by Esquire in its capacity as sole stockholder of Esquire Bank; (iii) the approval of this Agreement by Signature in its capacity as sole shareholder of Signature Bank; and (iv) the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Effective Time of each of the conditions set forth in Article VII of the Parent Merger Agreement.

Section 5      Representations. Each of Esquire Bank and Signature Bank represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 6      Effective Date and Effective Time. The Bank Merger provided for herein shall become effective on the date and at the time specified in the Certification Letter provided by the OCC, which the OCC issues after all required documentation is provided to the OCC, provided, however, that submission of such documentation to the OCC in order to receive a Certification Letter shall not occur until all of the events set forth in Section 4 have taken place. The date specified in the Certification Letter for closing of the Bank Merger is herein called the “Effective Date.” The “Effective Time” of the Bank Merger shall be as specified in the Certification Letter or required documentation filed with or submitted to the OCC.

Section 7      Amendments. To the extent permitted by applicable federal banking law, this Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of each of the parties hereto.

Section 8      Termination. This Agreement shall terminate and forthwith become void automatically and without any action on the part of Esquire Bank or Signature Bank immediately upon the termination of the Parent Merger Agreement in accordance with Article VIII thereof and, except as set forth in Article VIII of the Parent Merger Agreement, there shall be no further liability on the part of Esquire Bank or Signature Bank upon such termination.

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Section 9      Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 10      Successors. This Agreement shall be binding on the successors of Esquire Bank and Signature Bank.

Section 11      Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States of America, without regard for conflict of law provisions.

(Remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ESQUIRE BANK, NATIONAL ASSOCIATION

By:
	Name:	Andrew C. Sagliocca
	Title:	President and Chief Executive Officer

SIGNATURE BANK

By:
	Name:	Michael G. O’Rourke
	Title:	President and Chief Executive Officer

[Signature Page to Plan of Bank Merger]

Exhibit B

[Form of Signature Support Agreement]

FORM OF VOTING AGREEMENT

March 11, 2026

Signature Bancorporation, Inc.

9450 W. Bryn Mawr, Suite 300

Rosemont, IL 60018

Ladies and Gentlemen:

The undersigned shareholder (the “Shareholder”) of Signature Bancorporation, Inc., an Illinois corporation (the “Signature”), in the Shareholder's capacity as a shareholder of Signature, and not in his or her capacity as a director or officer of Signature, as applicable, hereby acknowledges that Signature, Esquire Financial Holdings, Inc., a Maryland corporation (“Esquire”), and ESQ Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Esquire (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the same date hereof (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into Signature, with Signature as the surviving corporation (the “Interim Surviving Corporation”) in such merger (the “Merger”) and, immediately following the Merger, the Interim Surviving Corporation will merge with and into Esquire, with Esquire as the surviving corporation of such Merger (the “Second Step Merger”, and together with the Merger, the “Mergers”). A copy of the Merger Agreement has been provided to the Shareholder. Capitalized terms used but not defined herein are to be deemed to have the same meanings assigned to them in the Merger Agreement.

As an inducement to and condition of Esquire’s willingness to enter into the Merger Agreement, the Shareholder hereby agrees, represents and warrants as follows:

1.            Owned Shares. As of the date hereof, the Shareholder owns (of record or beneficially) and has the full power and authority to vote [●] shares of Signature Common Stock (the “Owned Shares”). For all purposes of this agreement, the Owned Shares will include any shares of Company Common Stock as to which the Shareholder acquires beneficial or record ownership after the date hereof. The Owned Shares are owned by the Shareholder free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder's obligations or compliance with the restrictions under this agreement. The Shareholder does not beneficially own any shares of Signature Common Stock other than the Owned Shares.

2.            Agreement to Vote Owned Shares. The Shareholder agrees that, at the Signature Meeting or any other meeting or action of the shareholders of Signature, including a written consent solicitation, the Shareholder will (a) appear at such meeting or otherwise cause the Owned Shares to be counted as present thereat for the purpose of establishing a quorum, (b) vote all of the Owned Shares (or otherwise provide a proxy, consent or voting instruction or direction) in favor of (i) approval of the Merger Agreement, the Mergers and any other matters required to be approved or adopted in order to effect the Mergers and the transactions contemplated by the Merger Agreement and (ii) the adjournment or postponement of Signature Meeting, (c) not initiate any proxy solicitation or undertake any other efforts against the Merger Agreement, the Mergers or the transactions contemplated by the Merger Agreement, and (d) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support, approval of any Acquisition Proposal with respect to Signature or any action that is intended to, or could reasonably be expected to, impede, interfere with, or delay or otherwise adversely affect the Mergers or the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary in this agreement, the parties acknowledge that (x) this agreement is entered into by the Shareholder solely in his or her capacity as a holder of the Owned Shares and not in his or her capacity as a director and/or officer of Signature or Signature Bank, and that nothing in this agreement shall prevent the Shareholder from discharging his or her fiduciary duties as an executive officer or director of Signature, as applicable, and (y) the taking of any actions (or failures to act) by any of the undersigned in such person’s capacity as an executive officer or director of Signature shall not be deemed to constitute a breach of this agreement, including without limitation, the taking of any action permitted by and in accordance with Section 6.4 or Section 6.12 of the Merger Agreement.

3.            Transfer of Owned Shares and Signature Common Stock. From the date hereof until the Effective Time, the Shareholder agrees that he or she will not, without the prior written consent of Esquire, directly or indirectly, sell, offer for sale, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, agreement, option, commitment, derivative or other arrangement or understanding with respect to any sale, offer for sale, transfer, pledge, assignment, encumbrance or other disposition (each, a “Transfer”) of any of the Owned Shares or the voting rights thereunder, other than (i) any Transfer made for bona fide estate planning purposes, (ii) any Transfer to an Affiliate of such Shareholder, or (iii) a Transfer solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any equity awards, stock options, warrants or the conversion of any convertible securities; provided that, in the case of the foregoing subclauses (i) and (ii) only, as a condition to such Transfer, such transferee agrees in writing to be bound by the applicable terms hereof and notice of such Transfer is provided to Esquire.

4.            Further Assurances. The Shareholder will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further agreements, documents, certificates, instruments, proxies and voting instructions as reasonably necessary, in order to fulfill his or her agreements and obligations contemplated hereby, including, without limitation, the agreement of the Shareholder to vote the Owned Shares in accordance with Section 2 hereof.

5.            No Solicitation. The Shareholder agrees that he or she shall not, and the Shareholder shall direct and use his or her reasonable best efforts to cause his or her agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Shareholder) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal with respect to Signature, (b) engage or participate in any negotiations with any person concerning any Acquisition Proposal with respect to Signature, (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to an Acquisition Proposal with respect to Signature, (d) enter into any term sheet, letter of intent, indication of interest, commitment, memorandum of understanding, agreement in principle, stock acquisition or disposition agreement, or other agreement (whether written or oral, binding or non-binding) in connection with or relating to any Acquisition Proposal with respect to Signature, or (e) solicit proxies or initiate a shareholder vote with respect to an Acquisition Proposal with respect to Signature or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal with respect to Signature, except in each case to notify a person that has made or, to the knowledge of the Shareholder, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 5. Notwithstanding the foregoing, in the event Signature is engaging in discussions or negotiations with a person making an Acquisition Proposal in accordance with Section 6.12 of the Merger Agreement with respect to such Acquisition Proposal, the Shareholder and his or her agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Shareholder) shall be entitled to engage in any discussions or negotiations that Signature is permitted to engage in pursuant to Section 6.12 of the Merger Agreement with respect to such Acquisition Proposal.

6.            Specific Performance. The parties agree that irreparable damage would occur if any provision of this agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions or temporary restraining order to prevent breaches or threatened breaches of this agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

7.            Public Announcements. The Shareholder agrees that no public release or announcement or statement concerning this agreement or concerning the transactions contemplated by the Merger Agreement shall be issued by the Shareholder without the prior written consent of Esquire (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the Shareholder is subject, in which case the Shareholder shall consult with Esquire about, and allow Esquire reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this agreement in compliance with this Section 7.

8.            Termination of this Agreement. This agreement will terminate automatically upon the earliest to occur of: (i) the termination of the Merger Agreement by either or both of Signature or Esquire pursuant to Section 8.1 of the Merger Agreement, (ii) the Effective Time, and (iii) the mutual written agreement of the parties; provided, however, that this Section 8 and Sections 11 through 25 of this agreement shall survive such termination. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.

9.            Certain Representations and Warranties.

(a)           The Shareholder hereby represents and warrants to Esquire that the Shareholder has the right, power and authority to execute and deliver this agreement and to perform fully its obligations hereunder; such execution, delivery and performance does not and will not violate, or require any consent, approval, or notice under any law or result in the breach of, constitute a default under, result in the creation of any Lien on any Owned Shares pursuant to any contract or other instrument; this agreement has been duly executed and delivered by the Shareholder and, assuming due authorization, execution, and delivery hereof by Esquire, constitutes a legal, valid and binding agreement of the Shareholder, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by the Enforceability Exceptions); there is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person, in each case, that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the performance by the Shareholder of his or her covenants, agreements and obligations hereunder.

(b)           Esquire hereby represents and warrants to the Shareholder that Esquire is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; Esquire has the right, power and authority to execute and deliver this agreement and to perform fully its obligations hereunder; such execution, delivery and performance does not and will not violate, or require any consent, approval, or notice under any law or result in the breach of any contract; and this agreement has been duly executed and delivered by Esquire and, assuming due authorization, execution, and delivery hereof by the Shareholder, constitutes a legal, valid and binding agreement of Esquire, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by the Enforceability Exceptions).

10.           Appraisal/Dissenters Rights. To the extent permitted by applicable law, the Shareholder hereby irrevocably and unconditionally waives and agrees not to exercise or perfect any rights of appraisal or rights to dissent from the Merger that the Shareholder may have with respect to the Owned Shares under applicable law.

11.           Governing Law. This agreement shall be governed and construed in accordance with the laws of the State of Maryland without regard to any applicable conflicts of law.

12.          Counterparts. This agreement may be executed in two or more counterparts (including by electronic means, including a “.pdf” format data file), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

13.          Chosen Courts. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this agreement or the transactions that are the subject of this agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 22.

14.          Severability. Whenever possible, each provision or portion of any provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

15.          Electronic Transmission. This agreement and any signed agreement or instrument entered into in connection with this agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of email delivery of a “.pdf” format data file to deliver a signature to this agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

16.           Amendment. Subject to compliance with applicable law, this agreement may be amended by the parties hereto. This agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

17.          Extension; Waiver. The Shareholder, with respect to Esquire, and Esquire, with respect to the Shareholder, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Esquire (in the case of the Shareholder) or the Shareholder (in the case of Esquire), (b) waive any inaccuracies in the representations and warranties of Esquire (in the case of the Shareholder) or the Shareholder (in the case of Esquire) contained herein, and (c) waive compliance with any of the agreements or satisfaction of any conditions of Esquire (in the case of the Shareholder) or the Shareholder (in the case of Esquire) contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

18.          Interpretation. The parties have participated jointly in negotiating and drafting this agreement. In the event that an ambiguity or a question of intent or interpretation arises, this agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this agreement. The headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement. Whenever the words “include,” “includes” or “including” are used in this agreement, they shall be deemed to be followed by the words “without limitation.” This agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

19.          Entire Agreement. This agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

20.          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

21.           Assignment; Third-Party Beneficiaries. Neither this agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

22.           Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other parties shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent at or prior to 5:00 p.m. local time of the recipient, and on the next business day if sent after 5:00 p.m. local time of the recipient (in each case except in the event of any “bounceback” or similar non-transmittal message); or (d) on the day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 22):

(a)	If to the Shareholder, to:

c/o Signature Bancorporation, Inc.

9450 W. Bryn Mawr, Suite 300

Rosemont, IL 60018

Attention:	Michael G. O'Rourke, President and Chief Executive Officer
Email:	morourke@signaturebank.bank

With copies (which shall not constitute notice) to:

Vedder Price P.C.

222 North LaSalle Street, Suite 2600

Chicago, IL 60601

Attention:	James W. Morrissey
Email:	jmorrissey@vedder.com

(b)	if to Esquire, to:

Esquire Financial Holdings, Inc.

100 Jericho Quadrangle, Suite 100

Jericho, NY 11753

Attention:	Andrew C. Sagliocca, Vice Chairman, Chief Executive Officer and President
Email:	andrew.sagliocca@esqbank.com

With copies (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

Attention:	John J. Gorman Marc Levy
Email:	jgorman@luselaw.com mlevy@luselaw.com

and

Esquire Financial Holdings, Inc.

100 Jericho Quadrangle, Suite 100

Jericho, NY 11753

Attention:	Gary Lax, Senior Vice President, Chief Legal Officer and Corporate Secretary

Email:	gary.lax@esqbank.com

23.          Expenses. All costs and expenses incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

24.          No Ownership. Nothing contained in this agreement shall be deemed to vest in Esquire any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Shareholder, and Esquire shall have no authority to direct the Shareholder in the voting or disposition of any of the Owned Shares, except as provided herein.

[Remainder of this page intentionally left blank. Signature page follows this page]

The undersigned has executed and delivered this agreement as of the day and year first above written.

SHAREHOLDER

By:
Name:
Title:

Accepted as of the Date first above written:ESQUIRE FINANCIAL HOLDINGS, INC.

By:
	Name:	Andrew C. Sagliocca
	Title:	Vice Chairman, Chief Executive Officer and President

Exhibit C

[Form of Signature Lock-Up Agreement]

FORM OF

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Lock-Up Agreement”), dated as of March 11, 2026, is entered into by and between Esquire Financial Holdings, Inc., a Maryland corporation (“Esquire”), and the undersigned shareholder (the “Shareholder”) of Signature Bancorporation, Inc., an Illinois corporation (the “Company”).

WHEREAS, in connection with the proposed acquisition of the Company by Esquire, and in consideration of the Company, Esquire, and Merger Sub entering into that certain Agreement and Plan of Merger dated as of March 11, 2026, (the “Merger Agreement”), the receipt and sufficiency of such consideration being hereby acknowledged and accepted, and in order to induce Esquire to enter into the Merger Agreement, the Shareholder, who will (i) receive the number of shares of Esquire Common Stock and (ii) the number of shares of Esquire Common Stock underlying the Shareholder’s options to purchase shares of Esquire Common Stock (that will be converted from options to purchase shares of Company Common Stock) to be determined at Closing (as defined in the Merger Agreement) in accordance with Section 1.5 of the Merger Agreement(i) and (ii) together, the “Executive Esquire Shares”) in connection with the Merger, hereby agrees with Esquire as follows:

1.            Lock-Up Periods.

a.            During the period commencing on the date on which the Effective Time occurs and ending at 5:00 p.m. Eastern Time on the date which is 365 days following the date on which the Effective Time occurs (the “Year 1 Lock-Up Period”), the Shareholder will not directly or indirectly take any action to offer, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, transfer, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any Executive Esquire Shares received by or to be received by the Shareholder pursuant to the Merger Agreement, other than the Shareholder having the ability to sell, transfer, pledge or otherwise dispose of 5% of the Executive Esquire Shares during the Year 1 Lock-Up Period;

b.            During the period commencing on the date on which is 366 days following the date on which the Effective Time occurs and ending at 5:00 p.m. Eastern Time on the date which is 730 days following the date on which the Effective Time occurs (the “Year 2 Lock-Up Period”), the Shareholder will not directly or indirectly take any action to offer, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, transfer, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of more than 33% of the Executive Esquire Shares received by or to be received by the Shareholder pursuant to the Merger Agreement;

c.            During the period commencing on the date on which is 731 days following the date on which the Effective Time occurs and ending at 5:00 p.m. Eastern Time on the date which is 1,095 days following the date on which the Effective Time occurs (the “Year 3 Lock-Up Period, and together with the Year 1 Lock-Up Period and the Year 2 Lock-Up Period, the “Lock-Up Period”), the Shareholder will not directly or indirectly take any action to offer, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, transfer, pledge, or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of more than 66% of the Executive Esquire Shares received by or to be received by the Shareholder pursuant to the Merger Agreement;

d.            During the Lock-Up Period, the restrictions on disposition set forth in 1.a, b and c above shall apply to any swap or other derivative transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Executive Esquire Shares, whether any such transaction is to be settled by delivery of Esquire Common Stock or other securities, in cash, or otherwise; or

e.            During the Lock-up Period, the Shareholder will not publicly disclose an intention to effect any transaction contemplated by this Section 1.

2.            Any attempted transfer of the Executive Esquire Shares in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the stock transfer records of Esquire.

3.            This Lock-Up Agreement shall not prohibit the Shareholder from making transfers of Executive Esquire Shares:

a.            (i) by will or operation of law as a result of the death of the Shareholder, (ii) for bona fide estate planning purposes to the Shareholder’s (x) affiliates (as defined in the Merger Agreement) or (y) immediate family members (as defined below) (each, a “Permitted Transferee”), (iii) to Esquire in connection with the vesting, settlement or exercise of the Signature Stock Options (which were converted to Esquire Stock Options pursuant to the Merger Agreement) to satisfy any purchase price, exercise price and withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise; or (iv) upon the determination by Esquire that the Shareholder has suffered a Disability; provided that, in the case of the foregoing subclause (ii) only, as a condition to such transfer, such Permitted Transferee shall be required to duly execute and deliver to Esquire a joinder to this Agreement (in form and substance reasonably satisfactory to Esquire); provided, further, that, in the case of the foregoing subclause (ii) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such permitted transferee of the terms hereof. An immediate family member of Shareholder means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of Shareholder, and any person (other than a tenant or employee) sharing the household of Shareholder.

4.            The Shareholder also agrees and consents to the entry of stop transfer instructions with Esquire and its transfer agent and registrar against the transfer of the Executive Esquire Shares, except in compliance with this Lock-Up Agreement. In furtherance of the foregoing, Esquire and its transfer agent are each hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Esquire may cause a legend in the form set forth below, or a legend substantially equivalent thereto, to be placed upon any certificates or other documents, ledgers, or instruments evidencing the Shareholder’s ownership of the Executive Esquire Shares:

THE SHARES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF ESQUIRE FINANCIAL HOLDINGS, INC.

5.            If (i) the Merger Agreement is terminated without the consummation of the Merger, (ii) the Shareholder is terminated by Esquire Bank and the termination is deemed to be a Termination Not for Cause, (iii) the Shareholder terminates his employment with Esquire Bank for Good Reason, or (iv) Esquire completes a Change-in-Control transaction, this Lock-Up Agreement shall automatically terminate and shall be of no further force and effect.

6.            Esquire agrees that upon the earlier of (i) the termination of the Merger Agreement or (ii) the expiration of the Lock-Up Period, it shall immediately and solely at Esquire’s own expense instruct Esquire’s transfer agent to remove any legend placed upon any certificates or other documents, ledgers, or instruments evidencing the Shareholder’s ownership of Executive Esquire Shares pursuant to the terms of this Lock-Up Agreement.

7.            The Shareholder hereby represents and warrants that the Shareholder has full power and authority and legal capacity to enter into this Lock-Up Agreement. Upon request, the Shareholder will execute any additional documents necessary in connection with the enforcement hereof. The Shareholder may not assign or delegate this Lock-Up Agreement or any of the Shareholder’s rights, interests, duties, or obligations hereunder without the prior written consent of Esquire. Subject to the preceding sentence, this Lock-Up Agreement and any obligations of the Shareholder hereunder shall be binding upon the heirs, executors, administrators, personal representatives, successors, and permitted assigns of the Shareholder.

8.            The Shareholder understands that Esquire will proceed with the Merger in reliance on this Lock-Up Agreement. Moreover, the Shareholder understands and agrees that Esquire and the Company are relying upon the accuracy, completeness, and truth of the Shareholder’s representations, warranties, agreements, and certifications contained in this Lock-Up Agreement.

9.            Esquire and the Shareholder agree that irreparable damage would occur if this Lock-Up Agreement is not performed in accordance with the terms hereof and that Esquire shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which it is entitled at law or in equity. Furthermore, each of Esquire and the Shareholder hereby further waives any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief. Additionally, if either party institutes any legal suit, action, or proceeding (a “Legal Proceeding”) against the other party to enforce, or otherwise arising out of, this Lock-Up Agreement, the party instituting such enforcement action shall be entitled to receive, in addition to all other damages to which it may be entitled, all costs such party incurs in connection with such Legal Proceeding, including attorneys’ fees and expenses and court costs, if the non-instituting party is found by a court to be at fault and liable.

10.            All notices, requests, consents, and other communications required or permitted under or related to this Lock-Up Agreement shall be in writing and shall be deemed given, delivered, and effective (i) when delivered, if delivered personally, or if by e-mail, upon confirmation of receipt, (ii) on the fifth Business Day after mailing, if mailed by first class United States Mail, postage prepaid and return receipt requested, or (iii) on the first Business Day after mailing, if sent by a nationally recognized overnight delivery service, in each case addressed to, in the case of the Shareholder, the Shareholder’s address set forth on the signature page hereto, and, in the case of Esquire or the Company, their respective addresses set forth in the Merger Agreement.

11.            This Lock-Up Agreement shall be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of Maryland, without regard to conflict of laws principles.

12.            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Lock-Up Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in Montgomery County, Maryland (the “Chosen Courts”), and, solely in connection with claims arising under this Lock-Up Agreement or the transactions that are the subject of this Lock-Up Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.

13.            This Lock-Up Agreement represents the entire understanding of Esquire and the Shareholder with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, and arrangements, whether written or oral, between Esquire and the Shareholder with respect to such subject matter.

14.            This Lock-Up Agreement may not be amended except by an instrument in writing signed on behalf of or by each of Esquire and the Shareholder.

15.            Capitalized terms used and not otherwise defined in this Lock-Up Agreement shall have the meanings ascribed to such terms in the Merger Agreement; provided, however, that “Termination Not for Cause”, “Good Reason”, “Disability”, and “Change-in-Control” shall have the meanings ascribed to such terms in the Employment Agreement by and between the Shareholder and Esquire Bank, dated March 11, 2026. Whenever the words “include,” “includes,” and “including” are used in this Lock-Up Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not actually followed by such words. Any singular term used in this Lock-Up Agreement shall be deemed to include the plural, and any plural term the singular. Any gender reference in this Lock-Up Agreement shall be deemed to include all genders. Esquire and the Shareholder have participated jointly in the negotiation and drafting of this Lock-Up Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Lock-Up Agreement shall be construed as if drafted jointly by Esquire and the Shareholder and no presumption or burden of proof shall arise favoring or disfavoring either Esquire or the Shareholder by virtue of the authorship of any of the provisions of this Lock-Up Agreement.

16.            This Lock-Up Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page to this Lock-Up Agreement shall be deemed to be, and shall have the same force and effect as, an original signature page.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Lock-Up Agreement effective as of the date first set forth above.

ESQUIRE FINANCIAL HOLDINGS, INC.

By:
Andrew C. Sagliocca
President and Chief Executive Officer

SHAREHOLDER:

[●]

Address: